1900 Crystal Drive (Rendering)

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q1 2021

Quarterly Investor Package

JBGS Divider

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q1 2021 EARNINGS RELEASE
SECTION TWO

Q1 2021 SUPPLEMENTAL INFORMATION
SECTION THREE

West Half

Management Letter

May 4, 2021

To Our Fellow Shareholders:

While the first quarter brought signs of recovery, the one-year mark of the pandemic calls upon us to take stock of the road ahead. As we look forward, we are encouraged by the pace of vaccinations, and we embrace the challenges and opportunities that new ways of living and working will present. Thankfully, JBG SMITH was well positioned before the pandemic, and while we did not come through unscathed, we believe that we have emerged with an even better set of growth opportunities ahead of us, including improved long-term demand fundamentals in National Landing, home to over 50% of our holdings. We also wasted no time during the past year positioning ourselves to capitalize on these demand catalysts.

●	Amazon HQ2 continued to grow with faster hiring and an expanded footprint, and the Virginia Tech Innovation Campus launched on schedule. We control 77% of the office and 79% of the unencumbered land assets in this growth cluster.

●	Advanced our National Landing repositioning plans including (i) completing two assets, one fully leased to Amazon, (ii) breaking ground on 1900 Crystal Drive, and (iii) advancing entitlements on 6.8 million square feet.

●	Increased the value of our 15 million square foot development pipeline. Over the past year we advanced the design and entitlement of approximately 75% of this valuable opportunity set, of which 60% is in National Landing.

●	Resumed our efforts to recycle out of non-core office and land assets (outside of National Landing) to provide NAV-priced funding for our future growth on top of our already strong balance sheet.

●	Our market is positioned to benefit from trillions of dollars in expected increased Federal spending, with potential for upside in occupancy and rents in the years that follow.

In the first quarter, we began to see signs that the pandemic is receding. Tour activity increased across our portfolio, we executed 344,000 square feet of commercial leases, and we increased the leased percentage of our in-service multifamily portfolio to 92.3%. While we expect the economic fallout from the pandemic to continue to adversely impact our business before a market recovery positively impacts real estate fundamentals and values, we believe this recovery will begin during the second half of 2021 and continue for several years.

We are excited to have commenced construction on 1900 Crystal Drive, a multifamily asset in the heart of National Landing, which we expect to complete in time to meet anticipated demand from Amazon HQ2, Virginia Tech’s Innovation Campus, and associated follow-on demand. Additionally, in Potomac Yard, the southern portion of National Landing, we recently entered into a joint venture with institutional investors advised by J.P. Morgan Global Alternatives that provides us with 50% control of an approximately 2.0 million square foot development opportunity.

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As a result of this transaction, our at share ownership of development rights immediately adjacent to Virginia Tech’s Innovation Campus and the planned Potomac Yard Metro station increased by over 285,000 square feet. We have updated our portfolio statistics in this letter to reflect the impact of this joint venture. We provide more detail on each of these growth drivers below in our Q1 2021 and Recent Highlights section.

JBG SMITH Overview

We own and operate urban mixed-use properties concentrated in what we believe are the highest growth submarkets of the historically recession-resilient Washington, DC metro area. Our concentration in these submarkets, our substantial portfolio of operating and development opportunities, and our market leading platform uniquely position us to capitalize on the significant growth anticipated in our target submarkets for many years to come.

Over half our holdings are located in the National Landing submarket in Northern Virginia, directly across the Potomac River from Washington, DC, where Amazon’s new headquarters and Virginia Tech’s planned new $1 billion Innovation Campus are located. Amazon is incentivized to bring up to 38,000 new jobs to the submarket, which, based on data from the National Landing Business Improvement District, would increase the daytime population in the submarket from approximately 50,000 people today to nearly 90,000 people in the future, representing dramatic growth of more than 70%. The balance of our portfolio is concentrated in what we believe are the highest growth submarkets in the Washington, DC metro region, the majority of which are within a 20-minute commute of the growing technology ecosystem in National Landing. We believe the strong technology sector tailwinds created by Amazon, the Virginia Tech Innovation Campus, and our National Landing Smart City initiative, where we plan to accelerate 5G rollout and other connectivity enhancements with best-in-class technical partners, will drive substantial long-term NAV per share growth.

We continue to seek opportunities to monetize our 15.0 million square foot Development Growth Pipeline (73% planned as multifamily) through a combination of internal development, land sales, ground lease structures, and/or recapitalizations with third-party capital. In late March, we officially commenced construction on 1900 Crystal Drive in the heart of National Landing. Additionally, our 5.0 million square foot Near-Term Development Pipeline includes 2,545 multifamily units in National Landing. Our Near-Term Development Pipeline includes the most accretive and strategic development opportunities in our growth pipeline – those which have the potential to commence construction over the next 36 months, subject to receipt of final entitlements, completion of design, and market conditions. Assets within our Near-Term Development Pipeline are concentrated in the National Landing, Ballpark, and Union Market/NoMa/H Street submarkets, which we believe are poised for continued growth.

In addition to the sale of $1.6 billion of non-core, primarily office assets since our launch in 2017, we intend to opportunistically sell at least another $1.5 billion of non-core assets in the coming years. Recycling the proceeds from these sales will not only help fund our planned growth but will also further advance the intentional shift of our portfolio to majority multifamily.

Q1 2021 and Recent Highlights

Development Growth Pipeline

In late March, we commenced construction on 1900 Crystal Drive, an 808-unit multifamily asset with more than 38,000 square feet of new street-facing retail, located in the heart of National Landing. The project, which comprises two nearly 300-foot towers, should serve as a striking new addition to the National Landing skyline and will activate the retail streetscape. We successfully secured a guaranteed maximum price contract for the project more than 7.5% below pre-pandemic pricing. The buildings are located between 18th and 20th Streets, just one

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block from three important state and county-funded infrastructure projects: the planned new Metro entrance on Crystal Drive, the expanded regional rail (VRE) station, and the pedestrian bridge to Reagan National Airport.

In late March, the Commonwealth of Virginia, Amtrak, CSX, and VRE announced the finalization of an additional $3.7 billion railway infrastructure initiative, including dedicated funding for the creation of a new rail bridge across the Potomac River. This project which would substantially benefit all our holdings in National Landing and serves to underscore our region’s commitment to vital connectivity enhancements, would make it possible for Amtrak (Acela) and MARC (Maryland’s regional rail operator) to offer a direct ride to National Landing, in addition to providing for expanded VRE service. Residents will benefit from the submarket’s robust transportation networks, proximity to Amazon HQ2, and other neighborhood-oriented amenities. Together, the infrastructure improvements and the development of 1900 Crystal Drive will further our goal of transformative change in National Landing.

During the first quarter we also delivered 7900 Wisconsin Avenue (to be rebranded as 8001 Woodmont), a 322-unit multifamily asset with approximately 20,000 square feet of ground-level retail, located in the Bethesda CBD.

Strategic Joint Venture in National Landing

In April, we entered into a joint venture with institutional investors advised by J.P. Morgan Global Alternatives to design, develop, manage, and own approximately 2.0 million square feet of new mixed-use development (1.1 million square feet of office and 900,000 square feet of multifamily) located in Potomac Yard, the southern portion of National Landing. Our venture partner contributed a land site that is entitled for approximately 1.3 million square feet of development at Potomac Yard Landbay F, while we contributed adjacent land with over 700,000 square feet of estimated development capacity at Potomac Yard Landbay G. In addition to our 50% ownership stake in the joint venture, we will act as pre-developer, developer, property manager, and leasing agent for all future commercial and residential properties on the site. As a result of this transaction, our at share ownership of development rights in Potomac Yard increased by over 285,000 square feet, increasing our economic ownership interest in this emerging-growth submarket to 79% of all unencumbered future development density.

The assets included in this joint venture are immediately adjacent to Virginia Tech’s $1 billion Innovation Campus, which launched its inaugural semester (virtually) in the Fall of 2020 and is approximately 1 mile south of Amazon’s new headquarters. On this campus, Virginia Tech has announced intentions to create an innovation ecosystem by co-locating academic and private sector uses to accelerate research and development spending, as well as the commercialization of technology. While the University expects to occupy its first phase of owned office space, a 300,000 square foot educational and research building, in 2024, Virginia Tech has already leased temporary space in National Landing to facilitate a return to in-person learning. Once the Innovation Campus is fully built, Virginia Tech plans to graduate approximately 750 Master’s students and 150 PhD students in computer science annually. When combined with Amazon’s HQ2, the Innovation Campus represents a catalyst for the submarket that should substantially benefit and drive demand for all our holdings in National Landing.

Financial and Operating Metrics

For the three months ended March 31, 2021, we reported a net loss attributable to common shareholders of $20.7 million and Core FFO attributable to common shareholders of $49.6 million or $0.38 per share. Same Store NOI decreased 9.2% to $75.9 million. We believe $12.4 million of the decline is attributable to the COVID-19 pandemic. Excluding the impact of COVID-19, we believe our Same Store NOI would have increased by 5.6% compared to the first quarter of 2020. Our operating portfolio ended the quarter at 88.5% leased and 86.6% occupied. For second generation leases, the rental rate mark-to-market was (2.9)%. As we have mentioned before, our mark-to-market will vary from quarter to quarter depending on the leases signed.

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As of March 31, 2021, our Net Debt/Total Enterprise Value was 31.9%. While our Net Debt/Annualized Adjusted EBITDA decreased to 6.8x in the first quarter, this amount remains higher than historical levels primarily due to the impact of COVID-19 on certain income streams, as detailed in our earnings release. Adjusting for the COVID-19 impact, we believe our Net Debt/Annualized Adjusted EBITDA would have been 5.8x. We also believe our leverage levels will continue to be elevated in the short-term given the pandemic’s impact on certain income streams. As economic recovery takes hold and income streams recover, we expect our leverage metrics to decrease, potentially offset by increases during periods of active development.

Operating Portfolio

Office Trends

During the first quarter, our rent collections remained consistent with 2020 pandemic levels. Since overall building populations did not increase materially during the quarter, parking income remained well below normal levels. In February and March, we experienced the highest volume of tour activity since the onset of the pandemic, a positive sign that tenants are re-engaging and beginning to consider their growth plans. Additionally, our team achieved approximately 344,000 square feet of leasing volume, primarily driven by renewals.

In an effort to continue providing an indoor environment that supports tenant health, curbs the spread of illness, and increases employee productivity in our spaces, we achieved Fitwel Viral Response Certification for our full commercial office portfolio in February. This third-party certification (i) validates our approach and alignment with evidence-based strategies for mitigating the spread of infectious respiratory diseases in the workplace, and (ii) represents a continuation of our efforts to provide for the health and well-being of our tenants, including implementing elevated disinfection policies and enhanced air filtration system protocols.

One significant bright spot is the high level of actual and proposed federal spending under unified control of Congress and the White House. Regardless of political party, periods of alignment tend to benefit our market, and we believe this time will be no different. Following on the heels of the Biden Administration’s $1.9 trillion coronavirus relief package, the proposed $2 trillion infrastructure bill (with a Republican counter-proposal still over $500 billion) promises to benefit our market disproportionately from a demand perspective. The potential for nearly $4 trillion of federal spending is hard to overstate given that the American Reinvestment and Recovery Act of 2009 was less than one quarter of that amount.

Despite the potential demand on the horizon, according to data reported by JLL, the DC metro office market fundamentals worsened through the first quarter. JLL reported a headline net absorption figure for the region of negative 4.2 million square feet pushing metro-wide vacancy above 20%, with Downtown DC comprising about half of the total losses. Although these numbers are staggering, they are largely backward-looking, reflecting deals done in the midst of the pandemic and before widespread vaccinations. In Downtown DC, the vast majority of givebacks came not from large Class A or Trophy users, but from Class B space in the traditional office core. Small users in these older buildings – typically associations, non-profits, and professional services firms – were the drivers of this decline. It remains unclear how these users will utilize office space when the market has re-opened more broadly, but our view is that some of these moves were motivated by short term savings, specifically by associations and non-profits, and are not necessarily indicative of a long-term commitment to working from home. It is also interesting to note that emerging-growth markets, such as the Ballpark, were largely spared, and that Northern Virginia made up the other half of DC metro losses, driven in part by small tenants but also accentuated by some large-scale moves (GSA move from Virginia to DC) and corporate user givebacks. Suburban Maryland remained effectively frozen with little positive or negative absorption through the start of the year. While this dearth of demand and high vacancy has led to large concession packages, it has yet to materially move asking rents in the

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JLL data, signaling that landlords still approach these market conditions as cyclical.

The question of whether this material reduction in office demand is cyclical or secular ultimately rests on tenant decisions. In our conversations with our own tenants and other large users in the marketplace, we still get a very mixed read with few clear conclusions. In the positive column are big tech companies like Amazon, which has announced its commitment to an office culture, and Microsoft, which has continued to expand its cloud business in the region, as well as defense or mission-critical federal agencies (about 70% of our federal tenants) which remain heavy office users. Even with hot-desking and hybrid work, we expect the tech industry to continue to keep utilization relatively fixed. For other users, the path forward is less clear. Most conversations and research reach the same conclusion – that some level of hybrid work will likely be the norm, with only some users, typically smaller firms as noted above, adopting a full work-from-home posture. One positive indicator is the modest growth in physical occupancy, with DC at just over 22% per Kastle Systems data – still above also-improving New York (15.4%) and San Francisco (14.2%). These numbers are likely to rise as companies begin implementing return-to-work plans in the wake of more widespread vaccinations.

Multifamily Trends

The multifamily market presents a clearer picture. During the first quarter, demand for our multifamily assets improved, with occupancy in our in-service multifamily portfolio increasing to 88.4%, up 60 basis points quarter-over-quarter. Excluding our new multifamily assets still in lease-up (West Half, 900 W Street, and 901 W Street), the in-service portfolio was 94.2% occupied at the end of the first quarter, up 270 basis points from the fourth quarter. While pandemic-driven concessions remain somewhat elevated, we expect these burn-off as the market recovery picks up steam further into the year.

The recovery signals apparent in our portfolio are also visible in the broader market. According to data from Apartment List, rents and occupancy increased through the first quarter, although still below pre-pandemic levels. Nonetheless, we believe that as the vaccine rollout reaches critical mass, the pre-pandemic demand pool should return fairly rapidly and bring occupancy back to pre-pandemic levels, allowing further rent growth. We believe that young knowledge workers will continue to prefer locations where they can find one another, which favors highly amenitized, walkable, and densified urban markets.

As demand recovers, we believe our submarkets are further poised to benefit from a general slowdown in supply. From 2010 through 2019, the DC market saw an average of 9,200 units delivering per year, with a peak of 15,000 units in 2014. By contrast, according to data from CoStar and UrbanTurf, 2020 – 2023 will likely see an average of just over 7,200 units delivering per year. More than 70% of construction commencements through the first quarter of 2021 were in suburban markets. The pipeline in DC proper continues to show decline in our data set, and our conversations with contractors suggest that few jobs have begun the bidding process – a leading indicator of new starts on the kinds of large-scale, multifamily projects that dominate urban submarkets. With the return of demand to amenitized, urban, walkable markets, we believe that the outlook for urban apartments is positive.

DC is not the only market that has experienced movement in multifamily fundamentals, but according to Apartment List data it has outperformed its gateway market peers. From Q1 2020 to Q1 2021, DC metro rents fell 6.5%, compared to an 8.7% decline across New York, San Francisco, and Boston. This is an improvement across the board from Q4 2019 to Q4 2020. Combined with largely static occupancy levels across most gateway metro areas, it is not surprising to see DC’s overall relative outperformance.

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Retail Trends

As we begin to emerge from the pandemic, our retail leasing team remains active, fielding significant interest in our assets from retailers eager to participate in the anticipated increase in consumer demand. Overall retail tour activity in the first quarter increased in National Landing by 20% year-over-year. With the vaccine rollout moving full speed ahead and the arrival of warmer weather, many of our retailers report that they are beginning to see increased demand and in some cases improved sales as much as 80%+ since the beginning of the pandemic. Our posture with impacted retailers has not changed, and we continue to work with smaller, non-credit tenants on a case-by-case basis to help them survive until operations and sales return to more stable levels. With that said, increased activity driven by customer pent-up demand portends a significant sales boost later this year for many of our struggling retailers.

Capital Allocation

Although significant progress continues to be made across our Development Growth Pipeline, the pandemic has dramatically slowed the pace of our capital recycling plans. Nonetheless, despite uncertainty in the capital markets, we have commenced marketing several non-core assets included in the $500 million earmarked for potential disposition this year. These non-core assets include office assets outside of National Landing as well as select land assets where ground lease or joint venture execution represents the clearest path to maximizing value. Additionally, due to how we intentionally structured the 1900 Crystal Drive transaction, we can facilitate an exchange out of a non-core asset into 1900 Crystal Drive. As noted above, these strategic sales represent an important source of capital for new growth investment priced at private market NAV, representing a significant premium over current public market trading values.

We continue to seek investment opportunities that present the highest risk-adjusted return potential. Accordingly, during the first quarter, we repurchased 0.6 million shares at a weighted average price of $30.96, totaling $19.2 million. Since we instituted our share repurchase plan in March 2020, we have repurchased 4.4 million shares at a weighted average price of $28.18, totaling $124.0 million.

Environmental, Social, and Governance

We are proud to report that in the first quarter our Washington Housing Initiative Impact Pool announced its final closing with total investor commitments of approximately $115 million. To date, the Impact Pool has deployed approximately $22 million to preserve approximately 1,150 units of affordable workforce housing.

We are also pleased to welcome Barbat Rodgers as our new SVP of Investor Relations. With over a decade of investor relations, capital markets, and corporate finance experience, Barbat joins us from Healthpeak Properties, where she served as Senior Director of Investor Relations. Prior to Healthpeak, Barbat worked at Kilroy as a part of the corporate finance team. We are excited to have her here in Bethesda with our team and look forward to our investors having the opportunity to meet and engage with her.

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As the DC market begins to emerge from the worst of the pandemic, we find ourselves poised to thrive in the reopening that lies ahead. The pandemic will leave behind lasting disruption as the seeds of new ways of living and working that were planted over the past year ultimately take root and grow. Notwithstanding this disruption, we are in the very fortunate position of having strong tailwinds in our slice of the market, and growth opportunities and funding capacity to convert those drivers into meaningful long-term NAV per share growth. Our team thrives on change and the corresponding opportunity that accompanies it. We appreciate your continued trust and confidence in our ability to embrace those opportunities on our shared horizon.

Thank you and stay healthy,

W. Matthew Kelly

Chief Executive Officer

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Q1 2021 EARNINGS RELEASE

SECTION TWO

HOWARD UNIVERSITY HOSPITAL

Atlantic Plumbing (Rooftop Amenity)

Section Two – Earnings ReleaseClick or tap here to enter text.

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Barbat Rodgers

Senior Vice President, Investor Relations

(240) 333-3805

brodgers@jbgsmith.com

JBG SMITH ANNOUNCES FIRST QUARTER 2021 RESULTS

Bethesda, MD (May 4, 2021) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-growth, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended March 31, 2021 and reported its financial results.

Additional information regarding our results of operations, properties and tenants can be found in our First Quarter 2021 Investor Package and Investor Presentation, which are posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in those documents.

First Quarter 2021 Highlights

●	Net loss attributable to common shareholders was $20.7 million, or $0.16 per diluted share.
●	Funds From Operations ("FFO") attributable to common shareholders was $42.3 million, or $0.32 per diluted share.
●	Core Funds From Operations ("Core FFO") attributable to common shareholders was $49.6 million, or $0.38 per diluted share.
●	Annualized Net Operating Income ("NOI") for the three months ended March 31, 2021 was $322.2 million, compared to $288.2 million for the three months ended December 31, 2020, at our share.
●	Same Store Net Operating Income ("SSNOI") at our share decreased 9.2% to $75.9 million for the three months ended March 31, 2021, compared to $83.6 million for the three months ended March 31, 2020.
o	We believe the decrease in SSNOI was substantially attributable to the COVID-19 pandemic, including (i) lower occupancy, higher concessions, lower rents and higher operating costs in our multifamily portfolio, (ii) lower occupancy, rent deferrals and a decline in parking revenue in our commercial portfolio, and (iii) lower occupancy at the Crystal City Marriott. These declines were partially offset by the burn-off of rent abatement as well as cleaning and utilities expense savings across our commercial portfolio.
●	NOI for our operating portfolio decreased 3.1% to $80.8 million, and Adjusted EBITDA increased 8.4% to $79.7 million for the three months ended March 31, 2021, compared to the first quarter of 2020.

o	We believe NOI and Adjusted EBITDA were negatively impacted by $12.4 million attributable to the COVID-19 pandemic, comprising $2.9 million of reserves and rent deferrals for office and retail tenants (1), a $4.8 million decline in NOI in our same store multifamily assets, a $4.1 million decline in parking revenue and a $0.6 million decline in NOI from the Crystal City Marriott. While the COVID-19 pandemic has impacted these income streams in the short term, we expect many will respond favorably to a recovery in demand as the pandemic abates.
(1)	Revenue related to these executed or pending rent deferrals is not included in our first quarter NOI, Adjusted EBITDA or Core FFO.

Operating Portfolio

●	The operating commercial portfolio was 87.3% leased and 86.9% occupied as of March 31, 2021, compared to 88.1% and 87.7% as of December 31, 2020, at our share.
●	The operating multifamily portfolio was 91.0% leased and 85.9% occupied as of March 31, 2021, compared to 86.5% and 81.1% as of December 31, 2020, at our share.
●	Executed approximately 344,000 square feet of office leases at our share during the three months ended March 31, 2021, comprising approximately 24,000 square feet of new leases and approximately 320,000 square feet of second-generation leases, which generated an 8.3% rental rate increase on a GAAP basis and a 2.9% rental rate decrease on a cash basis.

FIRST QUARTER 2021 RENT COLLECTION
	OFFICE	RESIDENTIAL	RETAIL
% of Rent Collected (1)	99.6%	98.9%	74.7%
Variance to Average 2019 Rent Collected	(0.1%)	(1.0%)	(23.7%)
$ Paid / $ Unpaid	$93.9 M / $0.4 M	$29.4 M / $0.3 M	$7.1 M / $2.4 M

(1)	Excludes $1.0 million of deferred and abated rents, consisting of $0.2 million for office tenants and $0.8 million for retail tenants. Including these deferred rents and abatements, our rent collections for the first quarter of 2021 would have been 99.3% for office tenants and 69.2% for retail tenants. Our rent collections for April kept pace with our first quarter rent collections.

Development Portfolio

Under-Construction

●	As of March 31, 2021, we had two multifamily assets under construction consisting of 969 units at our share, including 7900 Wisconsin Avenue (to be rebranded as 8001 Woodmont) which was delivered in the first quarter.
●	In March 2021, we commenced construction on 1900 Crystal Drive in National Landing, an 808-unit multifamily asset comprising two towers with ground floor retail. Through the structuring of the 1900 Crystal Drive transaction, we have the ability to facilitate an exchange out of a non-core asset into 1900 Crystal Drive. The land underlying 1900 Crystal Drive was leased to a ground lessee which engaged us to be the development manager for the construction of 1900 Crystal Drive, and separately we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion.

Near-Term Development Pipeline

●	As of March 31, 2021, we had nine near-term development pipeline assets consisting of 4.8 million square feet of estimated potential development density.

Future Development Pipeline

●	As of March 31, 2021, we had 29 Future Development Pipeline assets consisting of 12.0 million square feet of estimated potential development density at our share, including the 2.1 million square feet held for sale to Amazon.com, Inc. ("Amazon").

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended March 31, 2021, revenue from third-party real estate services, including reimbursements, was $38.1 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $23.4 million, primarily driven by $14.3 million of development fees including a $10.2 million one-time fee, $6.6 million of property and asset management fees and $1.5 million of other service revenue.

Balance Sheet

●	As of March 31, 2021, our total enterprise value was approximately $6.8 billion, comprising 145.0 million common shares and units valued at $4.6 billion and debt (net of premium / (discount) and deferred financing costs) at our share of $2.4 billion, less cash and cash equivalents at our share of $223.1 million.
●	As of March 31, 2021, we had $208.7 million of cash and cash equivalents ($223.1 million of cash and cash equivalents at our share), and $998.5 million of capacity under our credit facility.
●	Net Debt to Annualized Adjusted EBITDA at our share for the three months ended March 31, 2021 was 6.8x and our Net Debt / Total Enterprise Value was 31.9% as of March 31, 2021. Adjusting for the impact of COVID-19, we believe our Net Debt to Annualized Adjusted EBITDA would have been 5.8x.

Investing and Financing Activities

●	Repurchased and retired 619,749 common shares for $19.2 million, an average purchase price of $30.96 per share.

Subsequent to March 31, 2021

●	In April, we entered into a real estate venture with institutional investors advised by J.P. Morgan Global Alternatives to design, develop, manage and own approximately 2.0 million square feet of new mixed-use development (1.1 million square feet of office and 900,000 square feet of multifamily) located in Potomac Yard, the southern portion of National Landing. Our venture partner contributed a land site that is entitled for 1.3 million square feet of development it controls at Potomac Yard Landbay F, while we contributed the adjacent land with over 700,000 square feet of estimated development capacity at Potomac Yard Landbay G. In addition to our 50.0% ownership in the venture, we will act as pre-developer, developer, property manager and leasing agent for all future commercial and residential properties on the site. As a result of this transaction, our at share ownership of development rights in Potomac Yard increased by over 285,000 square feet, increasing our economic ownership interest in this emerging-growth submarket to 79% of all unencumbered future development density.

Dividends

●	On April 29, 2021, our Board of Trustees declared a quarterly dividend of $0.225 per common share, payable on May 27, 2021 to shareholders of record as of May 13, 2021.

About JBG SMITH

JBG SMITH owns, operates, invests in and develops a dynamic portfolio of mixed-use properties in the high growth and high barrier-to-entry submarkets in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Over half of JBG SMITH’s holdings are in the National Landing submarket in Northern Virginia, where it serves as the exclusive developer for Amazon’s new headquarters, and where Virginia Tech’s planned new $1 billion Innovation Campus is located. JBG SMITH's portfolio currently comprises 17.3 million square feet of high-growth office, multifamily and retail assets at share, 98% of which are Metro-served. It also maintains a development pipeline encompassing 16.8 million square feet of mixed-use development opportunities. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this earnings release. One of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, and the ensuing economic turmoil on the Company, our financial condition, results of operations, cash flows, performance, our tenants, the real estate market, and the global economy and financial markets. The extent to which COVID-19 continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence. These developments include: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the speed of the vaccine roll-out, the effectiveness and willingness of people to take COVID-19 vaccines, the duration of associated immunity and vaccine efficacy against emerging variants of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate, once the current containment measures are lifted and whether the residential market in the Washington, DC area and any of our properties will be materially impacted by the various moratoriums on residential evictions, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, net operating income, same store net operating income, net asset value, stock price, occupancy rates, revenue from our multifamily and commercial portfolios, operating costs, deferrals of rent, uncollectable operating lease receivables, parking revenue, and burn-off of rent abatement; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; whether the Washington, DC area will be more resilient than other parts of the country in any recession resulting from COVID-19; our annual dividend per share and dividend yield; annualized net operating income; in the case of our Under-Construction and Near-Term Development Pipeline assets, estimated square feet, estimated number of units and in the case of our Future Development Pipeline assets, estimated potential development density; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and education improvements related to Amazon's additional headquarters (including whether the incentives bill will have the desired effect on jobs growth, whether state and local governments will make the anticipated infrastructure and education investments and whether the anticipated private investments in National Landing will occur) and the Virginia Tech Innovation Campus; the economic impact of Amazon's additional headquarters on the DC area and National Landing; the impact of our role as the exclusive developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to Amazon's additional headquarters; whether any of our tenants succeed in obtaining government assistance under the CARES Act and other programs and use any resulting proceeds to make lease payments owed to us; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether the delay in our planned 2020 discretionary operating asset capital expenditures had or will have any negative impact on our properties or our ability to generate revenue; and the allocation of capital to our share repurchase plan and any impact on our stock price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

FAD represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended March 31, 2021 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of March 31, 2021. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.

"Non-same store" refers to all operating assets excluded from the same store pool.

"Same store" refers to the pool of assets that were In-service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

Definitions

"GAAP" refers to accounting principles generally accepted in the United States of America.

"In-service" refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2021.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"JBG Legacy Funds" refers to the legacy funds formerly organized by The JBG Companies.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	March 31, 2021	December 31, 2020

ASSETS
Real estate, at cost:
Land and improvements	$1,384,157	$1,391,472
Buildings and improvements	4,309,606	4,341,103
Construction in progress, including land	285,206	268,056
	5,978,969	6,000,631
Less accumulated depreciation	(1,249,613)	(1,232,690)
Real estate, net	4,729,356	4,767,941
Cash and cash equivalents	208,708	225,600
Restricted cash	39,839	37,736
Tenant and other receivables	45,567	55,903
Deferred rent receivable	177,043	170,547
Investments in unconsolidated real estate ventures	455,476	461,369
Other assets, net	289,452	286,575
Assets held for sale	73,876	73,876
TOTAL ASSETS	$6,019,317	$6,079,547

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,591,883	$1,593,738
Revolving credit facility	—	—
Unsecured term loans, net	398,151	397,979
Accounts payable and accrued expenses	95,813	103,102
Other liabilities, net	203,484	247,774
Liabilities related to assets held for sale	213	—
Total liabilities	2,289,544	2,342,593
Commitments and contingencies
Redeemable noncontrolling interests	552,927	530,748
Total equity	3,176,846	3,206,206
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,019,317	$6,079,547

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2021	2020
REVENUE
Property rental	$122,241	$120,380
Third-party real estate services, including reimbursements	38,107	29,716
Other revenue	4,941	8,011
Total revenue	165,289	158,107
EXPENSES
Depreciation and amortization	64,726	48,489
Property operating	34,731	34,503
Real estate taxes	18,310	18,199
General and administrative:
Corporate and other	12,475	13,176
Third-party real estate services	28,936	28,814
Share-based compensation related to Formation Transaction and special equity awards	4,945	9,441
Transaction and other costs	3,690	5,309
Total expenses	167,813	157,931
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(943)	(2,692)
Interest and other income, net	9	907
Interest expense	(16,296)	(12,005)
Gain on sale of real estate	—	59,477
Loss on extinguishment of debt	—	(33)
Total other income (expense)	(17,230)	45,654
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(19,754)	45,830
Income tax (expense) benefit	(4,315)	2,345
NET INCOME (LOSS)	(24,069)	48,175
Net (income) loss attributable to redeemable noncontrolling interests	2,230	(5,250)
Net loss attributable to noncontrolling interests	1,108	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(20,731)	$42,925
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.16)	$0.32
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	131,540	134,542
Diluted	131,540	135,429

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2021		2020

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(24,069)		$48,175
Depreciation and amortization expense	64,726		48,489
Interest expense (1)	16,296		12,005
Income tax expense (benefit)	4,315		(2,345)
Unconsolidated real estate ventures allocated share of above adjustments	10,164		10,837
EBITDA attributable to noncontrolling interests	1,071		3
EBITDA	$72,503		$117,164
Gain on sale of real estate	—		(59,477)

EBITDAre	$72,503		$57,687
Transaction and other costs (2)	2,582		5,309
Loss on extinguishment of debt	—		33
Share-based compensation related to Formation Transaction and special equity awards	4,945		9,441
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(330)		374
Unconsolidated real estate ventures allocated share of above adjustments	31		718

Adjusted EBITDA	$79,731		$73,562

Net Debt to Annualized Adjusted EBITDA (3)	6.8	x	6.2	x

	March 31, 2021		March 31, 2020
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)	$1,979,208		$1,784,353
Unconsolidated indebtedness (4)	401,389		339,227
Total consolidated and unconsolidated indebtedness	2,380,597		2,123,580
Less: cash and cash equivalents	223,142		306,988
Net Debt (at JBG SMITH Share)	$2,157,455		$1,816,592

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units").

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2021, excludes $1.1 million of transaction costs attributable to noncontrolling interests. For the three months ended March 31, 2020, includes a charitable commitment of $4.0 million to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington, DC metropolitan area.
(3)	Quarterly adjusted EBITDA is annualized by multiplying by four calculated using the Net Debt below. Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 5.8x for the three months ended March 31, 2021.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2021	2020

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(20,731)	$42,925
Net income (loss) attributable to redeemable noncontrolling interests	(2,230)	5,250
Net loss attributable to noncontrolling interests	(1,108)	—
Net income (loss)	(24,069)	48,175
Gain on sale of real estate	—	(59,477)
Real estate depreciation and amortization	62,500	45,662
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,311	6,882
FFO attributable to noncontrolling interests	1,071	3
FFO Attributable to OP Units	$46,813	$41,245
FFO attributable to redeemable noncontrolling interests	(4,485)	(4,497)
FFO attributable to common shareholders	$42,328	$36,748

FFO attributable to OP Units	$46,813	$41,245
Transaction and other costs, net of tax (1)	2,552	5,166
Gain from mark-to-market on derivative instruments	(133)	(47)
Loss on extinguishment of debt	—	33
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(330)	374
Share-based compensation related to Formation Transaction and special equity awards	4,945	9,441
Amortization of management contracts intangible, net of tax	1,072	1,143
Unconsolidated real estate ventures allocated share of above adjustments	(10)	1,176
Core FFO Attributable to OP Units	$54,909	$58,531
Core FFO attributable to redeemable noncontrolling interests	(5,260)	(6,382)
Core FFO attributable to common shareholders	$49,649	$52,149
FFO per common share - diluted	$0.32	$0.27
Core FFO per common share - diluted	$0.38	$0.39
Weighted average shares - diluted (FFO and Core FFO)	131,542	135,429

See footnotes on page 14.

FFO, CORE FFO AND FAD (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2021	2020

FAD
Core FFO attributable to OP Units	$54,909	$58,531
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (2)	(10,431)	(9,805)
Straight-line and other rent adjustments (3)	(4,765)	(3,545)
Third-party lease liability assumption payments	(678)	(1,460)
Share-based compensation expense	8,070	7,730
Amortization of debt issuance costs	1,105	622
Unconsolidated real estate ventures allocated share of above adjustments	(1,326)	(1,498)
Non-real estate depreciation and amortization	750	1,254
FAD available to OP Units (A)	$47,634	$51,829
Distributions to common shareholders and unitholders (B)	$35,435	$34,011
FAD Payout Ratio (B÷A) (4)	74.4%	65.6%

Capital Expenditures
Maintenance and recurring capital expenditures	$3,926	$2,558
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	47	149
Second-generation tenant improvements and leasing commissions	6,064	6,943
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	394	155
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	10,431	9,805
Non-recurring capital expenditures	2,836	6,187
Share of non-recurring capital expenditures from unconsolidated real estate ventures	51	102
First-generation tenant improvements and leasing commissions	835	11,847
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	1,192	770
Non-recurring capital expenditures	4,914	18,906
Total JBG SMITH Share of Capital Expenditures	$15,345	$28,711

(1)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2021, excludes $1.1 million of transaction costs attributable to noncontrolling interests. For the three months ended March 31, 2020, includes a charitable commitment of $4.0 million to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington, DC metropolitan area.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2021	2020

Net income (loss) attributable to common shareholders	$(20,731)	$42,925
Add:
Depreciation and amortization expense	64,726	48,489
General and administrative expense:
Corporate and other	12,475	13,176
Third-party real estate services	28,936	28,814
Share-based compensation related to Formation Transaction and special equity awards	4,945	9,441
Transaction and other costs	3,690	5,309
Interest expense	16,296	12,005
Loss on extinguishment of debt	—	33
Income tax expense (benefit)	4,315	(2,345)
Net income (loss) attributable to redeemable noncontrolling interests	(2,230)	5,250
Net loss attributable to noncontrolling interests	(1,108)	—
Less:
Third-party real estate services, including reimbursements revenue	38,107	29,716
Other revenue	2,186	1,630
Loss from unconsolidated real estate ventures, net	(943)	(2,692)
Interest and other income, net	9	907
Gain on sale of real estate	—	59,477

Consolidated NOI	71,955	74,059
NOI attributable to unconsolidated real estate ventures at our share	7,512	8,588
Non-cash rent adjustments (1)	(4,765)	(3,545)
Other adjustments (2)	4,738	2,834
Total adjustments	7,485	7,877
NOI	$79,440	$81,936
Less: out-of-service NOI loss (3)	(1,361)	(1,427)
Operating Portfolio NOI	$80,801	$83,363
Non-same store NOI (4)	4,921	(192)
Same store NOI (5)	$75,880	$83,555

Change in same store NOI	(9.2)%
Number of properties in same store pool	56

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets, and Near-Term and Future Development Pipelines.
(4)	Includes the results of properties that were not In-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-service for the entirety of both periods being compared.

Q1 2021 SUPPLEMENTAL INFORMATION

SECTION THREE

Central Place Tower

11:52
7900 Wisconsin Avenue (Model Unit)

JBG SMITH

SUPPLEMENTAL INFORMATION | Q1 2021

SEP
TABLE OF CONTENTS	MARCH 31, 2021

DISCLOSURES	MARCH 31, 2021

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this Investor Package. One of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, and the ensuing economic turmoil on the Company, our financial condition, results of operations, cash flows, performance, our tenants, the real estate market, and the global economy and financial markets. The extent to which COVID-19 continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence. These developments include: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the speed of the vaccine roll-out, the effectiveness and willingness of people to take COVID-19 vaccines, the duration of associated immunity and vaccine efficacy against emerging variants of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate, once the current containment measures are lifted and whether the residential market in the Washington, DC area and any of our properties will be materially impacted by the various moratoriums on residential evictions, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, net operating income, same store net operating income, net asset value, stock price, liquidity, occupancy rates, property rental revenue, operating costs, deferrals of rent, uncollectable operating lease receivables, parking revenue, burn-off of rent abatement, construction costs, the Crystal City Marriott, the timing of disposition of assets in the JBG Legacy Funds, demand for new office space and potential bias of multifamily leasing to renewals; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential net operating income growth and the assumptions on which such growth is premised, our estimated future leverage (Net Debt/Adjusted EBITDA and Net Debt/Total Enterprise Value) profile, the potential effect of Amazon.com, Inc. ("Amazon") on job growth in the Washington, DC metropolitan area and National Landing; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the Washington, DC area will be more resilient than other parts of the country in any recession resulting from COVID-19; potential countercyclical growth caused by the concentration in the Washington, DC area of Amazon, the federal government, government contractors, and the Virginia Tech Innovation campus; the economic impact of DC's diversification into technology; our anticipated acquisitions and dispositions and the ability to identify associated like-kind exchanges; our annual dividend per share and dividend yield; annualized net operating income; adjusted annualized net operating income; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and education improvements related to Amazon's additional headquarters (including whether the incentives bill will have the desired effect on jobs growth, whether state and local governments will make the anticipated infrastructure and education investments and whether the anticipated private investments in National Landing will occur); the economic impact of Amazon's additional headquarters on the DC area and National Landing, including Amazon's commitment to its planned occupancies in National Landing and its plans for accelerated hiring, and plans to expand public transportation in National Landing such as Metro; the impact of our role as the exclusive developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to Amazon's additional headquarters; the impact on our net asset value of the Amazon transactions; in the case of any further Amazon lease transactions and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent; the impact of increases in government spending on increases in agency and contractor spending locally; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether the delay in our planned 2020 discretionary operating asset capital expenditures will have any negative impact on our properties or our ability to generate revenue; the allocation of capital to our share repurchase plan and any impact on our stock price; in the case of our Under-Construction and Near-Term Development Pipeline assets, estimated square feet, estimated number of units, estimated construction start, occupancy stabilization dates, the estimated completion date, estimated stabilization date, estimated incremental investment, estimated total investment, projected NOI yield, weighted average projected NOI yield, NOI yield or estimated total project cost, estimated total NOI weighted average completion date, weighted average stabilization date, intended type of asset use and potential tenants, and estimated stabilized NOI; whether our Under-Construction assets will deliver the annualized NOI that we anticipate; long-term trends regarding teleworking; whether the federal government will increase local spending when controlled by a single party; and in the case of our future development opportunities, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, estimated total investment, estimated potential development density and the potential for delays in the entitlement process.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and

DISCLOSURES	MARCH 31, 2021

uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Definitions

See pages 49-53 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transactions with Amazon is based on executed leases and purchase and sale agreements between us and Amazon. Closing under these agreements is subject to customary closing conditions.

DISCLOSURES	MARCH 31, 2021

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Net Debt
●	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	MARCH 31, 2021 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of March 31, 2021

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer	Indicated annual dividend per share	$0.90
M. Moina Banerjee	Chief Financial Officer	Dividend yield	2.8%
Kevin P. Reynolds	Chief Development Officer
George L. Xanders	Chief Investment Officer	Total Enterprise Value (dollars in billions, except share price)
Steven A. Museles	Chief Legal Officer	Common share price	$31.79
		Common shares and common limited partnership units ("OP Units") outstanding (in millions)	145.02
		Total market capitalization	$4.61
		Total consolidated and unconsolidated indebtedness at JBG SMITH share	2.38
		Less: cash and cash equivalents at JBG SMITH share	(0.22)
		Net debt	$2.16
		Total Enterprise Value	$6.77

		Net Debt / Total Enterprise Value	31.9%

FINANCIAL HIGHLIGHTS	MARCH 31, 2021 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended
	March 31, 2021

Summary Financial Results
Total revenue	$165,289
Net loss attributable to common shareholders	$(20,731)
Per diluted common share	$(0.16)
Operating portfolio NOI	$80,801
FFO (1)	$46,813
Per OP Unit	$0.32
Core FFO (1)	$54,909
Per OP Unit	$0.38
FAD (1)	$47,634
FAD payout ratio	74.4%
EBITDA (1)	$72,503
EBITDAre (1)	$72,503
Adjusted EBITDA (1)	$79,731
Net debt / total enterprise value	31.9%
Net debt to annualized adjusted EBITDA (2)	6.8	x

	March 31, 2021

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (3)	$1,979,208
Total consolidated and unconsolidated indebtedness (3)	$2,380,597
Weighted average interest rates:
Variable rate debt	2.24%
Fixed rate debt	3.82%
Total debt	3.17%
Cash and cash equivalents	$223,142

(1)	Attributable to OP Units, which include units owned by JBG SMITH.
(2)	Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 5.8x for the three months ended March 31, 2021.
(3)	Net of premium/discount and deferred financing costs.

FINANCIAL HIGHLIGHTS – TRENDS	MARCH 31, 2021 (Unaudited)

Financial Highlights - Trends

Three Months Ended
dollars in thousands, except per share data, at JBG SMITH share	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Commercial NOI	$63,026	$57,652	$56,897	$56,594	$62,112
Multifamily NOI	17,775	14,151	15,452	19,081	21,251
Operating portfolio NOI	$80,801	$71,803	$72,349	$75,675	$83,363
Total annualized NOI	$322,241	$288,230	$291,119	$306,984	$334,594

Net income (loss) attributable to common shareholders	$(20,731)	$(45,655)	$(22,793)	$(36,780)	$42,925
Per diluted common share	$(0.16)	$(0.36)	$(0.18)	$(0.28)	$0.32
FFO (1)	$46,813	$25,893	$36,345	$26,627	$41,245
Per OP Unit	$0.32	$0.17	$0.24	$0.18	$0.27
Core FFO (1)	$54,909	$36,634	$45,060	$38,269	$58,531
Per OP Unit	$0.38	$0.25	$0.30	$0.26	$0.39
FAD (1)	$47,634	$45,596	$35,732	$36,132	$51,829
FAD payout ratio	74.4%	73.2%	94.4%	94.0%	65.6%
EBITDA (1)	$72,503	$41,189	$57,856	$37,921	$117,164
EBITDAre (1)	$72,503	$48,168	$57,856	$47,395	$57,687
Adjusted EBITDA (1)	$79,731	$57,952	$65,398	$58,127	$73,562
Net debt / total enterprise value	31.9%	32.0%	33.9%	30.2%	27.8%
Net debt to annualized adjusted EBITDA (2)	6.8	x	9.2	x	7.7	x	8.1	x	6.2	x

Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020

Number of Operating Assets
Commercial	42	41	43	43	44
Multifamily	21	21	21	20	20
Total	63	62	64	63	64

Operating Portfolio % Leased
Commercial (3)	87.3%	88.1%	88.4%	90.4%	91.0%
Multifamily (4)	91.0%	86.5%	83.0%	85.8%	87.0%
Weighted Average	88.5%	87.6%	86.7%	89.0%	89.8%

Operating Portfolio % Occupied (5)
Commercial (3)	86.9%	87.7%	85.3%	88.1%	88.7%
Multifamily (4)	85.9%	81.1%	76.6%	82.3%	84.5%
Weighted Average	86.6%	85.6%	82.5%	86.3%	87.5%

See footnotes on page 9.

FINANCIAL HIGHLIGHTS – TRENDS	MARCH 31, 2021 (Unaudited)

Footnotes

Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures.

(1)	Attributable to OP Units, which include units owned by JBG SMITH.
(2)	Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 5.8x and 6.5x for Q1 2021 and Q4 2020.
(3)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and the percent occupied metrics.
(4)	Includes Recently Delivered assets. In-service assets were 92.3% leased and 88.4% occupied as of Q1 2021, 91.3% leased and 87.8% as of Q4 2020, 92.8% leased and 88.1% occupied as of Q3 2020, 93.3% leased and 90.2% occupied as of Q2 2020, and 95.2% leased and 93.4% occupied as of Q1 2020.
(5)	Percent occupied excludes occupied retail square feet.

PORTFOLIO OVERVIEW	MARCH 31, 2021 (Unaudited)

Portfolio Overview

		100% Share	At JBG SMITH Share
							Annualized
							Rent per
						Annualized	Square Foot/
	Number of	Square Feet/	Square Feet/	%		Rent	Monthly Rent	Annualized NOI
	Assets	Units	Units	Leased	% Occupied	(in thousands)	Per Unit (1)	(in thousands)

Operating
Commercial (2)
In-service	42	13,263,928	11,387,653	87.3%	86.9%	$444,241	$46.81	$251,141
Multifamily
In-service	20	7,367	5,583	92.3%	88.4%	$132,786	$2,090	$68,212
Recently delivered	1	433	416	71.8%	53.6%	6,996	2,155	2,888
Total / weighted average	21	7,800	5,999	91.0%	85.9%	$139,782	$2,093	$71,100

Operating - In-Service	62	13,263,928 SF/ 7,367 Units	11,387,653 SF/ 5,583 Units	88.8%	87.3%	$577,027	$46.81 per SF/ $2,090 per unit	$319,353

Operating - Recently Delivered	1	433 Units	416 Units	71.8%	53.6%	$6,996	$2,155 per unit	$2,888

Operating - Total / Weighted Average	63	13,263,928 SF/ 7,800 Units	11,387,653 SF/ 5,999 Units	88.5%	86.6%	$584,023	$46.81 per SF/ $2,093 per unit	$322,241

Development (3)

Under-Construction	2	1,130 Units	969 Units

Near-Term Development	9	4,817,200	4,817,200

Future Development	29	14,777,500	12,006,500

(1)	For commercial assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Crystal City Marriott and 1700 M Street are excluded from annualized rent per square foot metrics. Annualized rent and annualized rent per square foot exclude percentage rent and the square footage of office tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes space for leases that have been signed but the tenant has not yet taken occupancy.
(2)	Crystal City Marriott and 1700 M Street are excluded from percent leased, percent occupied, annualized rent, and annualized rent per square foot metrics.
(3)	Refer to pages 39-41 for detail on Under-Construction assets, and Near-Term and Future Development Pipelines.

CONDENSED CONSOLIDATED BALANCE SHEETS	MARCH 31, 2021 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	March 31, 2021	December 31, 2020

ASSETS
Real estate, at cost:
Land and improvements	$1,384,157	$1,391,472
Buildings and improvements	4,309,606	4,341,103
Construction in progress, including land	285,206	268,056
	5,978,969	6,000,631
Less accumulated depreciation	(1,249,613)	(1,232,690)
Real estate, net	4,729,356	4,767,941
Cash and cash equivalents	208,708	225,600
Restricted cash	39,839	37,736
Tenant and other receivables	45,567	55,903
Deferred rent receivable	177,043	170,547
Investments in unconsolidated real estate ventures	455,476	461,369
Other assets, net	289,452	286,575
Assets held for sale	73,876	73,876
TOTAL ASSETS	$6,019,317	$6,079,547

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,591,883	$1,593,738
Revolving credit facility	—	—
Unsecured term loans, net	398,151	397,979
Accounts payable and accrued expenses	95,813	103,102
Other liabilities, net	203,484	247,774
Liabilities related to assets held for sale	213	—
Total liabilities	2,289,544	2,342,593
Commitments and contingencies
Redeemable noncontrolling interests	552,927	530,748
Total equity	3,176,846	3,206,206
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,019,317	$6,079,547

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	MARCH 31, 2021 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended March 31,
	2021	2020
REVENUE
Property rental	$122,241	$120,380
Third-party real estate services, including reimbursements	38,107	29,716
Other revenue	4,941	8,011
Total revenue	165,289	158,107
EXPENSES
Depreciation and amortization	64,726	48,489
Property operating	34,731	34,503
Real estate taxes	18,310	18,199
General and administrative:
Corporate and other	12,475	13,176
Third-party real estate services	28,936	28,814
Share-based compensation related to Formation Transaction and special equity awards	4,945	9,441
Transaction and other costs	3,690	5,309
Total expenses	167,813	157,931
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(943)	(2,692)
Interest and other income, net	9	907
Interest expense	(16,296)	(12,005)
Gain on sale of real estate	—	59,477
Loss on extinguishment of debt	—	(33)
Total other income (expense)	(17,230)	45,654
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(19,754)	45,830
Income tax (expense) benefit	(4,315)	2,345
NET INCOME (LOSS)	(24,069)	48,175
Net (income) loss attributable to redeemable noncontrolling interests	2,230	(5,250)
Net loss attributable to noncontrolling interests	1,108	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(20,731)	$42,925
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.16)	$0.32
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	131,540	134,542
Diluted	131,540	135,429

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2021 (Unaudited)

nconsolidated Real Estate Ventures

in thousands, at JBG SMITH share
BALANCE SHEET INFORMATION	March 31, 2021

Total real estate, at cost	$845,800
Less accumulated depreciation	(65,382)
Real estate, net	780,418
Cash and cash equivalents	14,480
Other assets, net	89,388
Total assets	$884,286
Borrowings, net	$401,389
Other liabilities, net	46,910
Total liabilities	$448,299

Three Months Ended
OPERATING INFORMATION	March 31, 2021
Total revenue	$16,701
Expenses:
Depreciation and amortization	7,471
Property operating	5,228
Real estate taxes	2,744
Total expenses	15,443
Other income (expense):
Interest expense	(2,848)

Net loss	$(1,590)
Losses and distributions in excess of our investment in unconsolidated real estate venture	330
Other	317
Loss from unconsolidated real estate ventures, net	$(943)

OTHER TANGIBLE ASSETS AND LIABILITIES	MARCH 31, 2021 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH share	March 31, 2021

Other Tangible Assets, Net (1) (2)
Restricted cash	$41,986
Tenant and other receivables, net	48,348
Other assets, net	53,318
Total Other Tangible Assets, Net	$143,652

Other Tangible Liabilities, Net (2) (3)
Accounts payable and accrued liabilities	$111,308
Other liabilities, net	161,861
Total Other Tangible Liabilities, Net	$273,169

(1)	Excludes cash and cash equivalents.
(2)	Excludes assets and liabilities related to assets held for sale.
(3)	Excludes debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	MARCH 31, 2021 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended March 31,
	2021		2020

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(24,069)		$48,175
Depreciation and amortization expense	64,726		48,489
Interest expense (1)	16,296		12,005
Income tax expense (benefit)	4,315		(2,345)
Unconsolidated real estate ventures allocated share of above adjustments	10,164		10,837
EBITDA attributable to noncontrolling interests	1,071		3
EBITDA	$72,503		$117,164
Gain on sale of real estate	—		(59,477)

EBITDAre	$72,503		$57,687
Transaction and other costs (2)	2,582		5,309
Loss on extinguishment of debt	—		33
Share-based compensation related to Formation Transaction and special equity awards	4,945		9,441
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(330)		374
Unconsolidated real estate ventures allocated share of above adjustments	31		718

Adjusted EBITDA	$79,731		$73,562

Net Debt to Annualized Adjusted EBITDA (3)	6.8	x	6.2	x

	March 31, 2021		March 31, 2020
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)	$1,979,208		$1,784,353
Unconsolidated indebtedness (4)	401,389		339,227
Total consolidated and unconsolidated indebtedness	2,380,597		2,123,580
Less: cash and cash equivalents	223,142		306,988
Net Debt (at JBG SMITH Share)	$2,157,455		$1,816,592

Note: All EBITDA measures as shown above are attributable to OP Units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	See page 54 for the components of transaction and other costs.
(3)	Quarterly adjusted EBITDA is annualized by multiplying by four calculated using the Net Debt below. Adjusting for the impact of COVID-19, we believe our net debt to annualized adjusted EBITDA would have been 5.8x for the three months ended March 31, 2021.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2021 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended March 31,
	2021	2020

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(20,731)	$42,925
Net income (loss) attributable to redeemable noncontrolling interests	(2,230)	5,250
Net loss attributable to noncontrolling interests	(1,108)	—
Net income (loss)	(24,069)	48,175
Gain on sale of real estate	—	(59,477)
Real estate depreciation and amortization	62,500	45,662
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,311	6,882
FFO attributable to noncontrolling interests	1,071	3
FFO Attributable to OP Units	$46,813	$41,245
FFO attributable to redeemable noncontrolling interests	(4,485)	(4,497)
FFO attributable to common shareholders	$42,328	$36,748

FFO attributable to OP Units	$46,813	$41,245
Transaction and other costs, net of tax (1)	2,552	5,166
Gain from mark-to-market on derivative instruments	(133)	(47)
Loss on extinguishment of debt	—	33
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(330)	374
Share-based compensation related to Formation Transaction and special equity awards	4,945	9,441
Amortization of management contracts intangible, net of tax	1,072	1,143
Unconsolidated real estate ventures allocated share of above adjustments	(10)	1,176
Core FFO Attributable to OP Units	$54,909	$58,531
Core FFO attributable to redeemable noncontrolling interests	(5,260)	(6,382)
Core FFO attributable to common shareholders	$49,649	$52,149
FFO per common share - diluted	$0.32	0.27
Core FFO per common share - diluted	$0.38	0.39
Weighted average shares - diluted (FFO and Core FFO)	131,542	135,429
FAD
Core FFO attributable to OP Units	$54,909	$58,531
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (2)	(10,431)	(9,805)
Straight-line and other rent adjustments (3)	(4,765)	(3,545)
Third-party lease liability assumption payments	(678)	(1,460)
Share-based compensation expense	8,070	7,730
Amortization of debt issuance costs	1,105	622
Unconsolidated real estate ventures allocated share of above adjustments	(1,326)	(1,498)
Non-real estate depreciation and amortization	750	1,254
FAD available to OP Units (A)	$47,634	$51,829
Distributions to common shareholders and unitholders (B)	$35,435	$34,011
FAD Payout Ratio (B÷A) (4)	74.4%	65.6%

See footnotes on page 17.

FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2021 (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2021	2020

Capital Expenditures
Maintenance and recurring capital expenditures	$3,926	$2,558
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	47	149
Second-generation tenant improvements and leasing commissions	6,064	6,943
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	394	155
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	10,431	9,805
Non-recurring capital expenditures	2,836	6,187
Share of non-recurring capital expenditures from unconsolidated real estate ventures	51	102
First-generation tenant improvements and leasing commissions	835	11,847
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	1,192	770
Non-recurring capital expenditures	4,914	18,906
Total JBG SMITH Share of Capital Expenditures	$15,345	$28,711

(1)	See page 54 for the components of transaction and other costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH share	Three Months Ended March 31, 2021
	Source of Revenue
	Third-Party	JBG SMITH	JBG Legacy
	Management	JV Partner (1)	Funds	Total

Service Revenue
Property management fees	$2,771	$1,096	$593	$4,460
Asset management fees	—	502	1,648	2,150
Development fees (5)	13,742	110	398	14,250
Leasing fees	712	70	78	860
Construction management fees	84	62	26	172
Other service revenue	970	379	164	1,513
Total Revenue (2)	$18,279	$2,219	$2,907	$23,405
Pro Rata adjusted general and administrative expense: third-party real estate services (3)				(13,915)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$9,490

(1)	Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.
(2)	Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $14.0 million of reimbursement revenue and $0.7 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "pro rata adjusted general and administrative expenses" on the next page for a reconciliation of "G&A: third-party real estate services" to "Pro Rata adjusted general and administrative expense: third-party real estate services."

(4)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.
(5)	Includes a one-time fee of $10.2 million.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended March 31, 2021
		Adjustments (1)
	Per Statement				Pro Rata
	of Operations	A	B	C	Adjusted

General and Administrative Expenses
Corporate and other	$12,475	$—	$—	$1,064	$13,539
Third-party real estate services	28,936	—	(13,957)	(1,064)	13,915
Share-based compensation related to Formation Transaction and special equity awards	4,945	(4,945)	—	—	—

Total	$46,356	$(4,945)	$(13,957)	$—	$27,454

(1)	Adjustments:

A  -  Removes share-based compensation related to the Formation Transaction and special equity awards.

B  -  Removes $14.0 million of G&A expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 18. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C  -  Reflects an adjustment to allocate our share of G&A expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of G&A expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	MARCH 31, 2021 (Unaudited)

Operating Assets

dollars in thousands, at JBG SMITH share				Plus: Signed	Plus: Incremental
		Q1 2021		But Not Yet	NOI from Assets	Adjusted
		Operating	Annualized	Commenced	in Initial	Annualized
	% Occupied	Portfolio NOI	NOI	Leases	Lease-up (1)	NOI

Commercial (2)
DC	84.2%	$12,104	$48,416	$120	$4,408	$52,944
VA	87.7%	47,318	188,309	16,292	340	204,941
MD	85.1%	3,604	14,416	1,440	5,732	21,588
Total / weighted average	86.9%	$63,026	$251,141	$17,852	$10,480	$279,473

Multifamily
DC	74.6%	$6,617	$26,468	$376	$11,389	$38,233
VA	94.7%	9,675	38,700	—	—	38,700
MD	94.1%	1,483	5,932	—	—	5,932
Total / weighted average	85.9%	$17,775	$71,100	$376	$11,389	$82,865

Total / Weighted Average	86.6%	$80,801	$322,241	$18,228	$21,869	$362,338

(1)	Incremental revenue from commercial assets represents the burn-off of free rent and is calculated as free rent incurred at assets in their initial lease-up for the three months ended March 31, 2021 multiplied by four. Incremental revenue from multifamily assets in their initial lease-up is calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly in-place rent per unit as of March 31, 2021, multiplied by 12. Excludes potential revenue from vacant retail space in multifamily assets in their initial lease-up and 900 W Street. We believe the monthly in-place rents per unit for the In-service multifamily assets continue to be negatively impacted by the COVID-19 pandemic. See page 37 for more detail.
(2)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Summary & Same Store NOI

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended March 31,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2021	2020	% Change
Same Store (2)
DC	17	2,741,411 SF/ 2,157 Units	1,918,648 SF/ 1,473 Units	90.1%	88.3%	$17,647	$21,295	(17.1)%
VA	32	9,196,596 SF/ 3,202 Units	8,264,150 SF/ 2,891 Units	89.8%	89.1%	54,924	57,923	(5.2)%
MD	7	480,597 SF/ 1,287 Units	480,597 SF/ 498 Units	88.7%	87.3%	3,309	4,337	(23.7)%
Total / weighted average	56	12,418,604 SF/ 6,646 Units	10,663,395 SF/ 4,862 Units	89.8%	88.8%	$75,880	$83,555	(9.2)%

Non-Same Store
DC	5	269,035 SF/ 1,154 Units	147,969 SF/ 1,137 Units	66.2%	54.5%	$1,074	$(458)	334.5%
VA	1	275,974 SF	275,974 SF	97.6%	100.0%	2,069	(7)	N/A
MD	1	300,315 SF	300,315 SF	96.1%	90.5%	1,778	(513)	446.6%
Total / weighted average	7	845,324 SF/ 1,154 Units	724,258 SF/ 1,137 Units	76.8%	69.1%	$4,921	$(978)	603.2%

Total Operating Portfolio
DC	22	3,010,446 SF/ 3,311 Units	2,066,617 SF/ 2,610 Units	84.1%	79.6%	$18,721	$20,837	(10.2)%
VA	33	9,472,570 SF/ 3,202 Units	8,540,124 SF/ 2,891 Units	90.0%	89.4%	56,993	57,916	(1.6)%
MD	8	780,912 SF/ 1,287 Units	780,912 SF/ 498 Units	90.6%	88.1%	5,087	3,824	33.0%
Operating Portfolio - Total / Weighted Average	63	13,263,928 SF/ 7,800 Units	11,387,653 SF/ 5,999 Units	88.5%	86.6%	$80,801	$82,577	(2.2)%

(1)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and percent occupied metrics.
(2)	Same store refers to the pool of assets that were In-service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. We believe Same Store NOI for the three months ended March 31, 2021 was negatively impacted by $12.4 million attributable to the COVID-19 pandemic compared to the first quarter of 2020, comprising $3.0 million of reserves and rent deferrals for office and retail tenants, a $4.8 million decline in NOI for our same store multifamily assets, a $4.0 million decline in parking revenue and a $0.6 million decline in NOI from the Crystal City Marriott.

SUMMARY NOI (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended March 31, 2021 at JBG SMITH Share
	Consolidated	Unconsolidated	Commercial	Multifamily	Total
Number of operating assets	46	17	42	21	63
Property rental (1)	$106,470	$13,252	$89,468	$30,254	$119,722
Tenant expense reimbursement	7,326	1,150	7,097	1,379	8,476
Other revenue (2)	8,436	115	5,315	3,236	8,551
Total revenue	122,232	14,517	101,880	34,869	136,749

Operating expenses	(48,322)	(6,709)	(37,942)	(17,089)	(55,031)
Ground rent expense	(874)	(43)	(912)	(5)	(917)
Total expenses	(49,196)	(6,752)	(38,854)	(17,094)	(55,948)

Operating Portfolio NOI (3)	$73,036	$7,765	$63,026	$17,775	$80,801

Annualized NOI	$291,181	$31,060	$251,141	$71,100	$322,241
Additional Information
Free rent (at 100% share)	$8,763	$4,039	$9,342	$3,460	$12,802
Free rent (at JBG SMITH share)	$8,748	$1,852	$7,592	$3,008	$10,600
Annualized free rent (at JBG SMITH share) (4)	$34,992	$7,408	$30,368	$12,032	$42,400
Payments associated with assumed lease liabilities (at 100% share)	$678	$—	$678	$—	$678
Payments associated with assumed lease liabilities (at JBG SMITH share)	$678	$—	$678	$—	$678
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (5)	$2,712	$—	$2,712	$—	$2,712
% occupied (at JBG SMITH share) (6)	86.2%	90.3%	86.9%	85.9%	86.6%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$18,012	$420	$18,056	$376	$18,432
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (7)	$18,012	$216	$17,852	$376	$18,228

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $4.6 million of parking revenue at JBG SMITH's share.
(3)	Our National Landing assets generated $45.5 million of NOI for the three months ended March 31, 2021. NOI excludes approximately $4.5 million of related party management fees at JBG SMITH's share. During the first quarter, we believe NOI was negatively impacted by $12.4 million attributable to the COVID-19 pandemic, comprising $2.9 million of reserves and rent deferrals for office and retail tenants, a $4.8 million decline in NOI for our same store multifamily assets, a $4.1 million decline in parking revenue and a $0.6 million decline in NOI from the Crystal City Marriott. See definition of NOI on page 51.
(4)	Represents JBG SMITH's share of free rent for the three months ended March 31, 2021 multiplied by four.
(5)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended March 31, 2021 multiplied by four.
(6)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.
(7)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2021.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Summary NOI - Commercial

dollars in thousands	NOI for the Three Months Ended March 31, 2021 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	31	11	11	28	3	42
Property rental (1)	$78,155	$11,313	$18,788	$64,487	$6,193	$89,468
Tenant expense reimbursement	5,994	1,103	2,714	4,217	166	7,097
Other revenue (2)	5,192	123	749	4,020	546	5,315
Total revenue	89,341	12,539	22,251	72,724	6,905	101,880

Operating expenses	(32,192)	(5,750)	(10,109)	(24,777)	(3,056)	(37,942)
Ground rent expense	(874)	(38)	(38)	(629)	(245)	(912)
Total expenses	(33,066)	(5,788)	(10,147)	(25,406)	(3,301)	(38,854)

Operating Portfolio NOI (3)	$56,275	$6,751	$12,104	$47,318	$3,604	$63,026

Annualized NOI	$224,137	$27,004	$48,416	$188,309	$14,416	$251,141
Additional Information
Free rent (at 100% share)	$5,885	$3,457	$3,660	$3,945	$1,737	$9,342
Free rent (at JBG SMITH share)	$5,885	$1,707	$2,011	$3,844	$1,737	$7,592
Annualized free rent (at JBG SMITH share) (4)	$23,540	$6,828	$8,044	$15,376	$6,948	$30,368
Payments associated with assumed lease liabilities (at 100% share)	$678	$—	$—	$678	$—	$678
Payments associated with assumed lease liabilities (at JBG SMITH share)	$678	$—	$—	$678	$—	$678
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (5)	$2,712	$—	$—	$2,712	$—	$2,712
% occupied (at JBG SMITH share) (6)	86.6%	89.4%	84.2%	87.7%	85.1%	86.9%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$17,636	$420	$228	$16,388	$1,440	$18,056
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (7)	$17,636	$216	$120	$16,292	$1,440	$17,852

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $3.5 million of parking revenue at JBG SMITH's share.
(3)	Our National Landing assets generated $35.9 million of NOI for the three months ended March 31, 2021. NOI excludes approximately $3.3 million of related party management fees at JBG SMITH's share. During the first quarter, we believe Commercial NOI was negatively impacted by $6.9 million attributable to the COVID-19 pandemic, comprising $2.2 million of reserves and rent deferrals for office and retail tenants, a $4.1 million decline in parking revenue and a $0.6 million decline in NOI from the Crystal City Marriott. See definition of NOI on page 51.
(4)	Represents JBG SMITH's share of free rent for the three months ended March 31, 2021 multiplied by four.
(5)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended March 31, 2021 multiplied by four.
(6)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.
(7)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2021.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Summary NOI - Multifamily

dollars in thousands	NOI for the Three Months Ended March 31, 2021 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	15	6	11	5	5	21
Property rental (1)	$28,315	$1,939	$13,102	$14,846	$2,306	$30,254
Tenant expense reimbursement	1,332	47	1,112	252	15	1,379
Other revenue (2)	3,244	(8)	1,037	1,981	218	3,236
Total revenue	32,891	1,978	15,251	17,079	2,539	34,869

Operating expenses	(16,130)	(959)	(8,634)	(7,404)	(1,051)	(17,089)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(16,130)	(964)	(8,634)	(7,404)	(1,056)	(17,094)

Operating Portfolio NOI (3)	$16,761	$1,014	$6,617	$9,675	$1,483	$17,775

Annualized NOI	$67,044	$4,056	$26,468	$38,700	$5,932	$71,100
Additional Information
Free rent (at 100% share)	$2,878	$582	$1,899	$1,416	$145	$3,460
Free rent (at JBG SMITH share)	$2,863	$145	$1,595	$1,385	$28	$3,008
Annualized free rent (at JBG SMITH share) (4)	$11,452	$580	$6,380	$5,540	$112	$12,032
% occupied (at JBG SMITH share)	85.5%	93.8%	74.6%	94.7%	94.1%	85.9%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$376	$—	$376	$—	$—	$376
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$376	$—	$376	$—	$—	$376

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $1.1 million of parking revenue at JBG SMITH's share
(3)	Our National Landing assets generated $9.6 million of NOI for the three months ended March 31, 2021. NOI excludes approximately $1.2 million of related party management fees at JBG SMITH's share. See definition of NOI on page 51.
(4)	Represents JBG SMITH's share of free rent for the three months ended March 31, 2021 multiplied by four.
(5)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2021.

NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2021 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended March 31,
	2021	2020
Net income (loss) attributable to common shareholders	$(20,731)	$42,925
Add:
Depreciation and amortization expense	64,726	48,489
General and administrative expense:
Corporate and other	12,475	13,176
Third-party real estate services	28,936	28,814
Share-based compensation related to Formation Transaction and special equity awards	4,945	9,441
Transaction and other costs	3,690	5,309
Interest expense	16,296	12,005
Loss on extinguishment of debt	—	33
Income tax expense (benefit)	4,315	(2,345)
Net income (loss) attributable to redeemable noncontrolling interests	(2,230)	5,250
Net loss attributable to noncontrolling interests	(1,108)	—
Less:
Third-party real estate services, including reimbursements revenue	38,107	29,716
Other revenue	2,186	1,630
Loss from unconsolidated real estate ventures, net	(943)	(2,692)
Interest and other income, net	9	907
Gain on sale of real estate	—	59,477
Consolidated NOI	71,955	74,059
NOI attributable to unconsolidated real estate ventures at our share	7,512	8,588
Non-cash rent adjustments (1)	(4,765)	(3,545)
Other adjustments (2)	4,738	2,834
Total adjustments	7,485	7,877
NOI	$79,440	$81,936
Less: out-of-service NOI loss (3)	(1,361)	(1,427)
Operating Portfolio NOI	$80,801	$83,363
Non-same store NOI (4)	4,921	(192)
Same store NOI (5)	$75,880	$83,555

Change in same store NOI	(9.2)%
Number of properties in same store pool	56

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets, and Near-Term and Future Development Pipelines.
(4)	Includes the results of properties that were not In-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the assets that are owned, operated and In-service for the entirety of both periods being compared.

LEASING ACTIVITY - OFFICE	MARCH 31, 2021 (Unaudited)

Leasing Activity - Office

square feet in thousands	Three Months Ended
March 31, 2021
Square feet leased:
At 100% share	366
At JBG SMITH share	344
Initial rent (1)	$48.73
Straight-line rent (2)	$48.28
Weighted average lease term (years)	4.3
Weighted average free rent period (months)	5.6
Second-generation space:
Square feet	320
Cash basis:
Initial rent (1)	$47.79
Prior escalated rent	$49.21
% change	(2.9)%
GAAP basis:
Straight-line rent (2)	$47.06
Prior straight-line rent	$43.46
% change	8.3%
Tenant improvements:
Per square foot	$18.34
Per square foot per annum	$4.26
% of initial rent	8.7%
Leasing commissions:
Per square foot	$7.84
Per square foot per annum	$1.82
% of initial rent	3.7%

Note: At JBG SMITH share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average data is weighted by square feet.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of free rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	MARCH 31, 2021 (Unaudited)

Net Effective Rent - Office

square feet in thousands, dollars per square feet, at JBG SMITH share		Three Months Ended
	Five Quarter Weighted Average	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Square feet	231	344	209	98	206	299
Weighted average lease term (years)	4.6	4.3	4.2	5.2	4.1	5.3
Initial rent (1)	$46.84	$48.73	$44.50	$49.51	$47.34	$45.09
Base rent per annum (2)	$50.28	$53.75	$45.09	$56.78	$48.71	$48.90
Tenant improvements per annum	(5.14)	(4.26)	(4.14)	(7.90)	(5.11)	(5.99)
Leasing commissions per annum	(1.68)	(1.82)	(1.59)	(1.88)	(1.21)	(1.86)
Free rent per annum	(3.47)	(5.24)	(2.18)	(4.23)	(2.63)	(2.65)
Net Effective Rent	$39.99	$42.43	$37.18	$42.77	$39.76	$38.40

DC
Square feet	22	22	11	28	21	27
Initial rent (1)	$56.47	$60.21	$58.34	$60.12	$49.12	$54.48
Net effective rent	$47.41	$54.77	$52.44	$45.97	$43.36	$43.85

VA
Square feet	198	284	198	70	172	267
Initial rent (1)	$45.51	$47.28	$43.72	$45.29	$46.53	$44.35
Net effective rent	$38.17	$39.60	$36.77	$38.30	$38.30	$37.56

MD
Square feet	11	38	—	—	14	6
Initial rent (1)	$51.70	$52.96	$—	$—	$54.97	$35.33
Net effective rent	$48.31	$49.40	$—	$—	$50.31	$36.18

Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the recognition of property rental revenue in accordance with GAAP. Weighted average data is weighted by square feet.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.
(2)	Represents the weighted average base rent before free rent, plus estimated tenant reimbursements recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by square feet, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management's estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	MARCH 31, 2021 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent (1)	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot (1)	Expiration (1) (2)
Month-to-Month	45	104,073	1.0%	$2,551	0.6%	$24.51	$24.51
2021	97	790,392	7.9%	35,622	7.8%	47.57	47.97
2022	106	1,414,219	14.2%	61,595	13.5%	43.55	44.38
2023	117	602,373	6.0%	26,688	5.8%	44.30	46.36
2024	103	1,519,400	15.2%	70,898	15.5%	46.66	49.31
2025	91	947,961	9.5%	41,946	9.2%	44.25	48.05
2026	70	405,341	4.1%	18,375	4.0%	45.33	51.44
2027	51	609,618	6.1%	28,154	6.2%	46.18	52.21
2028	51	428,277	4.3%	20,270	4.4%	47.33	55.44
2029	37	429,014	4.3%	22,448	4.9%	52.33	61.36
Thereafter	115	2,734,057	27.4%	127,736	28.1%	47.40	61.68
Total / Weighted Average	883	9,984,725	100.0%	$456,283	100.0%	$46.07	$52.36

Note: Includes all in-place leases as of March 31, 2021 for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.9 years.

(1)	Annualized rent and annualized rent per square foot exclude percentage rent and the square footage of tenants that only pay percentage rent.
(2)	Represents monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of March 31, 2021, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	MARCH 31, 2021 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022

Commercial
Operating	C	$17,636	$2,183	$3,490	$4,089	$4,409	$4,409	$4,409
Operating	U	216	42	42	54	54	54	54
Total		$17,852	$2,225	$3,532	$4,143	$4,463	$4,463	$4,463

Multifamily
Operating	C	$376	$54	$80	$94	$94	$94	$94
Under-construction	U	568	5	46	106	142	142	142
Total		$944	$59	$126	$200	$236	$236	$236

Total		$18,796	$2,284	$3,658	$4,343	$4,699	$4,699	$4,699

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2021.

(1)	Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

TENANT CONCENTRATION	MARCH 31, 2021 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	61	2,281,344	22.8%	$92,576	20.3%
2	Amazon	5	858,177	8.6%	37,397	8.2%
3	Gartner, Inc	1	174,424	1.7%	12,331	2.7%
4	Family Health International	3	220,670	2.2%	12,142	2.7%
5	Lockheed Martin Corporation	2	232,598	2.3%	11,216	2.5%
6	Arlington County	2	235,779	2.4%	10,281	2.3%
7	WeWork (1)	2	163,918	1.6%	8,904	2.0%
8	Booz Allen Hamilton Inc	3	159,610	1.6%	7,554	1.7%
9	Greenberg Traurig LLP	1	101,602	1.0%	7,226	1.6%
10	Accenture LLP	2	116,736	1.2%	7,032	1.5%
11	Public Broadcasting Service	1	120,328	1.2%	4,575	1.0%
12	Evolent Health LLC	1	90,905	0.9%	4,547	1.0%
13	Chemonics International	2	98,932	1.0%	4,214	0.9%
14	Goodwin Procter LLP	1	51,296	0.5%	4,199	0.9%
15	Conservation International Foundation	1	86,981	0.9%	4,144	0.9%
16	The International Justice Mission	1	74,833	0.7%	4,081	0.9%
17	The Urban Institute	1	68,620	0.7%	4,032	0.9%
18	Cushman & Wakefield U.S. Inc	1	58,641	0.6%	3,947	0.9%
19	Host Hotels & Resorts LP	1	55,009	0.6%	3,862	0.8%
20	U.S. Green Building Council	1	54,675	0.5%	3,535	0.8%
	Other (2)	790	4,679,647	47.0%	208,488	45.5%
	Total	883	9,984,725	100.0%	$456,283	100.0%

Note: Includes all in-place leases as of March 31, 2021 for office and retail space within our operating portfolio.

(1)	Excludes the WeLive lease at 2221 S. Clark Street.
(2)	Includes JBG SMITH's lease for approximately 84,400 square feet at 4747 Bethesda Avenue.

INDUSTRY DIVERSITY	MARCH 31, 2021 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	72	2,586,692	25.9%	$106,118	23.3%
2	Business Services	116	1,825,387	18.3%	88,115	19.3%
3	Government Contractors	70	1,418,474	14.2%	66,829	14.6%
4	Member Organizations	72	933,230	9.3%	46,035	10.1%
5	Real Estate	51	715,336	7.2%	32,536	7.1%
6	Legal Services	38	320,408	3.2%	19,730	4.3%
7	Health Services	42	376,453	3.8%	15,831	3.5%
8	Food and Beverage	117	255,619	2.6%	14,890	3.3%
9	Communications	9	153,169	1.5%	6,055	1.3%
10	Educational Services	12	81,562	0.8%	3,603	0.8%
	Other	284	1,318,395	13.2%	56,541	12.4%
	Total	883	9,984,725	100.0%	$456,283	100.0%

Note: Includes all in-place leases as of March 31, 2021 for office and retail space within our operating portfolio.

PORTFOLIO SUMMARY	MARCH 31, 2021 (Unaudited)

Portfolio Summary

				Potential
	Number	Rentable	Number of	Development
	of Assets	Square Feet	Units (1)	Density (2)

Wholly Owned
Operating	45	14,738,806	5,259	—
Under-construction (3)	1	633,985	808	—
Near-term development	9	—	—	4,817,200
Future development	15	—	—	11,358,800
Total	70	15,372,791	6,067	16,176,000

Real Estate Ventures
Operating	18	5,306,825	2,541	—
Under-construction	1	359,025	322	—
Future development	14	—	—	3,418,700
Total	33	5,665,850	2,863	3,418,700

Total Portfolio	103	21,038,641	8,930	19,594,700

Total Portfolio (at JBG SMITH Share)	103	17,309,161	6,968	16,823,700

Note: At 100% share, unless otherwise indicated.

(1)	For Under-Construction assets, represents estimated number of units based on current design plans.
(2)	Includes estimated potential office, multifamily and retail development density.
(3)	See footnote (3) on page 39.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2021 (Unaudited)

Property Table - Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2020‑2021 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2020 - 2021	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

DC
Universal Buildings	Uptown	100.0%	C	Y / Y	1956 / 1990	659,459	568,351	91,108	83.2%	80.6%	99.6%	$29,587	$52.86	$59.12
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	378,400	347,080	31,320	82.4%	81.4%	92.6%	20,638	67.13	57.36
1730 M Street (5)	CBD	100.0%	C	Y / Y	1964 / 1998	204,838	196,820	8,018	88.0%	87.6%	100.0%	8,958	49.60	51.12
1700 M Street	CBD	100.0%	C	Y / Y	N/A	34,000	—	—	—	—	—	—	—	—
L’Enfant Plaza Office-East (5)	Southwest	49.0%	U	Y / Y	1972 / 2012	397,057	397,057	—	88.3%	88.3%	—	18,315	52.23	—
L’Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	298,666	277,342	21,324	93.4%	93.4%	87.1%	12,777	47.72	22.26
500 L’Enfant Plaza	Southwest	49.0%	U	Y / Y	2019 / N/A	215,218	215,218	—	96.1%	96.1%	—	12,467	60.27	—
L’Enfant Plaza Retail (5)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,291	16,596	102,695	74.7%	100.0%	70.6%	4,923	48.09	56.90
1900 N Street (5)	CBD	55.0%	U	N / N	2019 / N/A	269,035	260,742	8,293	74.1%	76.4%	—	13,630	68.39	—
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	225,622	218,768	6,854	89.6%	89.3%	100.0%	10,019	49.83	41.29
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	208,860	199,106	9,754	84.6%	83.8%	100.0%	9,627	53.54	71.14

VA
Courthouse Plaza 1 and 2 (5)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	630,045	572,852	57,193	81.7%	80.4%	95.5%	$22,351	$44.83	$31.38
1550 Crystal Drive (6)	National Landing	100.0%	C	Y / Y	1980 / 2001	547,642	449,387	98,255	86.4%	86.6%	82.5%	19,605	40.81	45.86
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,349	505,349	—	76.2%	76.2%	—	18,070	46.92	—
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / N/A	500,274	492,382	7,892	77.4%	77.0%	100.0%	18,187	47.61	16.17
RTC-West (6)	Reston	100.0%	C	Y / Y	1988 / 2014	470,037	430,582	39,455	86.3%	86.4%	84.8%	15,773	40.95	66.69
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,200	416,273	51,927	81.2%	79.2%	97.4%	16,943	45.59	37.85
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,410	433,648	6,762	74.4%	74.0%	100.0%	15,560	48.06	19.23
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / N/A	401,902	389,845	12,057	78.9%	78.4%	92.6%	12,766	46.28	38.23
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,445	336,099	48,346	97.8%	93.7%	100.0%	14,517	42.76	21.60
241 18th Street S. (6)	National Landing	100.0%	C	Y / Y	1977 / 2013	360,511	333,428	27,083	92.4%	93.1%	83.8%	12,869	39.98	20.35
251 18th Street S. (6)	National Landing	100.0%	C	Y / Y	1975 / 2013	338,503	293,403	45,100	94.5%	99.0%	65.5%	13,492	43.23	31.87
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2002	336,159	333,546	2,613	100.0%	100.0%	100.0%	11,027	32.79	34.86
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / N/A	329,607	318,482	11,125	99.8%	99.8%	100.0%	12,038	36.43	41.90
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,644	277,397	26,247	98.5%	100.0%	82.3%	15,925	53.88	45.31
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	283,608	283,608	—	82.8%	82.8%	—	10,326	43.97	—
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	276,961	275,037	1,924	91.5%	92.1%	—	10,376	40.95	—
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,594	263,744	12,850	94.3%	94.1%	100.0%	9,849	38.63	20.71
1770 Crystal Drive (7)	National Landing	100.0%	C	N / N	2020 / N/A	275,974	259,651	16,323	97.6%	100.0%	58.7%	11,854	43.46	59.51
Crystal City Marriott (345 Rooms)	National Landing	100.0%	C	Y / Y	1968 / 2013	266,000	—	—	—	—	—	—	—	—
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	254,258	254,258	—	99.7%	99.7%	—	11,404	45.00	—

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2021 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2020‑2021 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2020 - 2021	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)
1800 South Bell Street	National Landing	100.0%	C	Y / Y	1969 / 2007	206,186	190,984	15,202	99.2%	100.0%	88.8%	$8,215	$42.69	$4.51
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,708	202,708	—	82.6%	82.6%	—	7,806	46.64	—
Crystal Drive Retail	National Landing	100.0%	C	Y / Y	2003 / N/A	56,965	—	56,965	87.9%	—	87.9%	3,102	—	61.97
Crystal City Shops at 2100 (6)	National Landing	100.0%	C	Y / Y	1968 / 2006	53,174	—	53,174	86.6%	—	86.6%	549	—	11.92
Central Place Tower (5)	Rosslyn	50.0%	U	Y / Y	2018 / N/A	552,007	524,729	27,278	96.8%	96.1%	100.0%	35,530	68.93	28.63
Stonebridge at Potomac Town Center (8)	Prince William County	10.0%	U	Y / Y	2012 / N/A	503,613	—	503,613	93.7%	—	93.7%	15,620	—	33.10
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	145,003	132,249	12,754	79.8%	80.5%	72.3%	4,936	43.43	33.80
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	102,791	95,207	7,584	76.8%	79.7%	40.4%	2,062	25.31	45.63

MD
4747 Bethesda Avenue (9)	Bethesda CBD	100.0%	C	N / N	2019 / N/A	300,315	286,006	14,309	96.1%	90.5%	55.9%	17,870	63.65	174.33
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	Y / Y	1986 / 2015	267,703	256,737	10,966	78.4%	77.5%	100.0%	10,438	48.69	68.91
One Democracy Plaza (5) (8)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	212,894	210,756	2,138	87.1%	87.0%	100.0%	6,022	32.47	31.55

Operating - Total / Weighted Average						13,263,928	11,515,427	1,448,501	87.6%	87.1%	88.5%	$526,023	$46.76	$39.65

Totals at JBG SMITH Share
Operating assets						11,387,653	10,200,273	887,380	87.3%	86.9%	87.5%	$444,241	$46.81	$42.67

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q4 2020	41	12,989,843	11,113,858
Placed into service (7)	1	275,974	275,974
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Building re-measurements	—	(1,889)	(2,179)

Q1 2021	42	13,263,928	11,387,653

See footnotes on page 35.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2021 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted. Excludes our 10% subordinated interest in one commercial building held through a real estate venture in which we have no economic interest.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as same store and "N" denotes an asset as non-same store.
(3)	Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Annualized rent and annualized rent per square foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy.
(4)	Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy.
(5)	The following assets are subject to ground leases:

Ground Lease
Commercial Asset	Expiration Date
1730 M Street (a)	12/31/2118
L’Enfant Plaza Office - East	11/23/2064
L’Enfant Plaza Retail	11/23/2064
1900 N Street (b)	5/31/2106
Courthouse Plaza 1 and 2	1/19/2062
Central Place Tower (a) (c)	6/2/2102
One Democracy Plaza	11/17/2084

(a)	The ground lease is recorded as a financing lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.
(b)	Only a portion of the asset is subject to a ground lease.
(c)	We have an option to purchase the ground lease at a fixed price.

(6)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	547,642	1,721
RTC - West	470,037	17,988
241 18th Street S.	360,511	2,420
251 18th Street S.	338,503	1,480
Crystal City Shops at 2100	53,174	19,041

(7)	In Q4 2020, we completed the construction of 1770 Crystal Drive.
(8)	Not Metro-served.
(9)	Includes JBG SMITH's lease for approximately 84,400 square feet.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2021 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2020‑2021 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2020 - 2021	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

DC
West Half	Ballpark	100.0%	C	N / N	2019 / N/A	465	384,976	343,089	41,887	62.0%	53.8%	65.6%	$8,149	$2,190	$3.36
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	98.3%	94.5%	100.0%	8,790	1,778	2.40
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	97.5%	95.4%	—	10,740	3,315	3.43
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	92.9%	88.0%	100.0%	9,540	2,318	2.98
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,530	202,715	22,815	97.5%	95.2%	100.0%	8,442	2,175	3.14
901 W Street	U Street/Shaw	100.0%	C	N / N	2019 / N/A	161	157,767	135,499	22,268	72.7%	55.3%	52.4%	3,408	2,464	2.91
900 W Street	U Street/Shaw	100.0%	C	N / N	2019 / N/A	95	69,183	69,183	—	31.6%	14.7%	—	772	4,595	5.64
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	96.0%	—	90.1%	1,317	—	—
The Gale Eckington	Union Market/NoMa/H Street	5.0%	U	Y / Y	2013 / 2017	603	466,716	465,516	1,200	92.6%	86.9%	100.0%	12,579	1,994	2.57
Atlantic Plumbing	U Street/Shaw	64.0%	U	Y / Y	2015 / N/A	310	245,527	221,788	23,739	95.4%	94.2%	97.4%	9,536	2,383	3.31

VA
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2013	1,676	1,327,551	1,324,889	2,662	97.1%	95.0%	100.0%	$32,382	$1,691	$2.14
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	95.6%	92.6%	100.0%	21,334	2,560	3.10
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	97.7%	94.3%	100.0%	7,665	2,537	2.49
2221 S. Clark Street	National Landing	100.0%	C	Y / Y	1964 / 2016	216	164,743	164,743	—	100.0%	100.0%	—	3,705	—	—
Fairway Apartments (6)	Reston	10.0%	U	Y / Y	1969 / 2005	346	370,850	370,850	—	98.3%	96.2%	—	6,750	1,689	1.57

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,754	222,754	—	95.5%	93.3%	—	$5,006	$1,669	$1.99
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,186	112,186	—	98.2%	95.3%	—	2,758	1,419	2.14
Galvan	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	356	390,293	295,033	95,260	97.8%	96.1%	97.1%	10,937	1,779	2.15
The Alaire (7)	Rockville Pike Corridor	18.0%	U	Y / Y	2010 / N/A	279	266,673	251,691	14,982	98.1%	94.3%	90.0%	6,058	1,758	1.95
The Terano (7)	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	214	196,921	183,496	13,425	97.9%	95.8%	88.8%	4,651	1,733	2.02

Total / Weighted Average						7,367	6,449,021	5,987,652	461,369	93.3%	89.4%	92.6%	$174,519	$1,826	$2.41

Recently Delivered

DC
The Wren (8)	U Street/Shaw	96.1%	C	N / N	2020 / N/A	433	332,682	289,686	42,996	71.8%	53.6%	100.0%	7,277	2,155	3.31

Operating - Total / Weighted Average						7,800	6,781,703	6,277,338	504,365	92.3%	87.4%	93.3%	$181,796	$2,034	$2.43

Under-Construction

VA
1900 Crystal Drive (9)	National Landing	—	C			808	633,985	595,315	38,670
MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	U			322	359,025	338,990	20,035

Under-Construction - Total						1,130	993,010	934,305	58,705

Total						8,930	7,774,713	7,211,643	563,070

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2021 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2020‑2021 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2020 - 2021	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

Totals at JBG SMITH Share

New in-service assets (10)						721	611,926	547,771	64,155	61.3%	49.0%	61.0%	$12,328	$2,354	$3.33
Other in-service assets						4,862	4,176,244	3,907,730	268,514	96.8%	94.2%	98.7%	120,457	2,068	2.45
In-service assets						5,583	4,788,170	4,455,501	332,669	92.3%	88.4%	91.5%	$132,786	$2,090	$2.50
Recently delivered assets						416	319,840	278,504	41,336	71.8%	53.6%	100.0%	6,996	2,155	3.31
Operating assets						5,999	5,108,010	4,734,005	374,005	91.0%	85.9%	92.4%	$139,782	$2,093	$2.53
Under-construction assets						969	813,498	764,810	48,688

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q4 2020	21	6,783,334 SF/ 7,800 Units	5,109,641 SF/ 5,999 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Out-of-service adjustment	—	—	—
Building re-measurements	—	(1,631) SF	(1,631) SF

Q1 2021	21	6,781,703 SF/ 7,800 Units	5,108,010 SF/ 5,999 Units

Quarterly Rental Revenue and Occupancy Changes - Same Store Multifamily Assets
			Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
	Number of Assets	Number of Units	Q1 2021	Q1 2020	% Change	Q1 2021	Q1 2020	% Change	Q1 2021	Q1 2020	% Change
DC	6	1,473	$2,360	$2,530	(6.7)%	93.2%	91.8%	1.4%	$38,851	$41,053	(5.4)%
VA	4	2,675	1,998	2,144	(6.8)%	94.3%	93.3%	1.0%	60,472	64,192	(5.8)%
MD	5	498	1,593	1,635	(2.6)%	94.1%	96.1%	(2.0)%	8,972	9,397	(4.5)%

Total / Weighted Average	15	4,646	$2,068	$2,209	(6.4)%	93.9%	93.1%	0.8%	$108,295	$114,642	(5.5)%

Note: At JBG SMITH share. Includes assets placed In-service prior to January 1, 2020. Excludes North End Retail and 2221 S. Clark Street (WeLive).

See footnotes on page 38.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2021 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as same store and "N" denotes an asset as non-same store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.
(4)	Excludes North End Retail and 2221 S. Clark Street (WeLive).
(5)	Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy.
(6)	Not Metro-served.
(7)	The following assets are subject to ground leases:

Ground Lease
Multifamily Asset	Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(8)	Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded. As of March 31, 2021, our ownership interest was 96.0%.
(9)	See footnote (3) on page 39.
(10)	New In-service assets include West Half, 901 W Street and 900 W Street.

PROPERTY TABLE – UNDER-CONSTRUCTION	MARCH 31, 2021 (Unaudited)

Property Table – Under Construction

dollars in thousands, except per square foot data
					Schedule (1)			At JBG SMITH Share
			Estimated	Estimated		Estimated			Estimated	Estimated
		%	Square	Number of	Construction	Completion	Estimated	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Stabilization Date	Cost (2)	Investment	Investment

Multifamily
VA
1900 Crystal Drive (3)	National Landing	—	633,985	808	Q1 2021	Q1 2024 - Q3 2024	Q1 2026	$76,272	$345,919	$422,191

MD
7900 Wisconsin Avenue (4)	Bethesda CBD	50.0%	359,025	322	Q2 2017	Q1 2021	Q4 2022	88,990	5,425	94,415

Under-Construction - Total / Weighted Average			993,010	1,130				$165,262	$351,344	$516,606
Under-Construction - Total / Weighted Average at JBG SMITH Share			813,498	969	Q2 2020	Q3 2023 - Q4 2023	Q3 2025	$165,262	$351,344	$516,606

Weighted average projected NOI yield at JBG SMITH share:	Multifamily
Estimated total project cost (5)	5.4%
Estimated total investment (6)	5.4%
Estimated incremental investment	8.0%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$28.1

Note: At 100% share, unless otherwise noted.

(1)	Average dates are weighted by JBG SMITH share of estimated square feet.
(2)	Historical cost excludes certain GAAP adjustments, interest and ground lease costs. See definition of historical cost on page 51.
(3)	Through the structuring of the 1900 Crystal Drive transaction, we have the ability to facilitate an exchange out of a non-core asset into 1900 Crystal Drive. We leased the land underlying 1900 Crystal Drive to a lessee, which plans to construct a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 1900 Crystal Drive, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. In March 2021, the ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $227.0 million and an interest rate of LIBOR plus 3.0% per annum. As of March 31, 2021, no proceeds had been received from the mortgage loan. The ground lessee is obligated to invest $17.5 million of equity funding and JBG SMITH is obligated to provide the additional project funding through a mezzanine loan to the ground lessee. As of March 31, 2021, the balance of the ground lessee’s equity contribution was $9.7 million. We determined that 1900 Crystal Drive is a variable interest entity ("VIE") and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our balance sheet as of March 31, 2021. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 1900 Crystal Drive’s full cost, debt balance and other metrics are included at 100% in the at JBG SMITH share metrics presented within this Investor Package.
(4)	7900 Wisconsin Avenue will be rebranded as 8001 Woodmont.
(5)	Estimated total project cost is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.
(6)	Historical cost of 1900 Crystal Drive includes $22.6 million of design costs, the majority of which were incurred prior to the Formation Transaction, that are not related to the current planned development. Excluding these costs, 1900 Crystal Drive’s projected NOI yield on estimated total investment would be 5.8%.

PROPERTY TABLE – NEAR-TERM DEVELOPMENT	MARCH 31, 2021 (Unaudited)

Property Table – Near-Term Development

dollars in thousands, except per square foot data

			Earliest
			Potential					Estimated	At JBG SMITH Share
		%	Construction	Estimated Potential Development Density (SF)				Number of	Historical
Asset	Submarket	Ownership	Start Date	Total	Office	Multifamily	Retail	Units	Cost (1)

DC
5 M Street Southwest	Ballpark	100.0%	2022	705,400	—	675,400	30,000	615	$21,670
Gallaudet Parcel 1-3 (2)	Union Market/NoMa/H Street	100.0%	2022	818,000	—	756,400	61,600	840	15,999
VA
2000 South Bell Street	National Landing	100.0%	2021	394,400	—	375,900	18,500	365	10,312
2001 South Bell Street	National Landing	100.0%	2021	323,900	—	312,800	11,100	420	8,697
2250 Crystal Drive	National Landing	100.0%	2023	677,100	—	677,100	—	825	18,127
223 23rd Street	National Landing	100.0%	2023	512,800	—	512,800	—	700	14,411
2525 Crystal Drive (3)	National Landing	100.0%	Pre-lease Dependent	750,000	750,000	—	—	—	10,738
101 12th Street	National Landing	100.0%	Pre-lease Dependent	239,600	234,400	—	5,200	—	10,345
RTC - West Trophy Office	Reston	100.0%	Pre-lease Dependent	396,000	380,000	—	16,000	—	11,498

Total / Weighted Average				4,817,200	1,364,400	3,310,400	142,400	3,765
Total/Weighted Average at JBG SMITH Share				4,817,200	1,364,400	3,310,400	142,400	3,765	$121,797

Real Estate Venture in National Landing (4)
Potomac Yard Landbay F - Block 15		50.0%	2022	181,300	—	164,300	17,000	210	3,528
Potomac Yard Landbay F - Block 19		50.0%	2022	238,100	—	214,800	23,300	260	4,313
Pro Forma Total				5,236,600	1,364,400	3,689,500	182,700	4,235

Pro Forma Total at JBG SMITH Share				5,027,000	1,364,400	3,500,000	162,600	4,000	$129,638

Note: Represents select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

(1)	Historical cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of historical cost on page 51.
(2)	Controlled through an option to acquire a leasehold interest. As of March 31, 2021, the weighted average remaining term for the option is 2.4 years.
(3)	Estimated Potential Development Density (SF) use is subject to change based on market demand and entitlement.
(4)	In April 2021, we entered into a real estate venture with institutional investors advised by J.P. Morgan Global Alternatives to design, develop, manage and own approximately 2.0 million square feet of new mixed-use development (1.1 million square feet of office and 900,000 square feet of multifamily) located in Potomac Yard, the southern portion of National Landing. Our venture partner contributed a land site that is entitled for 1.3 million square feet of development it controls at Potomac Yard Landbay F, while we contributed the adjacent land with over 700,000 square feet of estimated development capacity at Potomac Yard Landbay G. In addition to our 50.0% ownership in the venture, we will act as pre-developer, developer, property manager and leasing agent for all future commercial and residential properties on the site. As a result of this transaction, our at share ownership of development rights in Potomac Yardi increased by over 285,000 square feet, increasing our economic ownership interest in this emerging-growth submarket to 79% of all unencumbered future development density. Historical cost based on management's preliminary estimate.

PROPERTY TABLE - FUTURE DEVELOPMENT	MARCH 31, 2021 (Unaudited)

Property Table – Future Development

dollars in thousands, except per square foot data, at JBG SMITH share						Estimated			Estimated	Estimated
						Commercial		Estimated	Capitalized	Capitalized		Estimated
						SF / Multifamily		Remaining	Cost of SF /	Cost of	Estimated	Total
	Number of	Estimated Potential Development Density (SF)				Units to be	Historical	Acquisition	Units to Be	Ground Rent	Total	Investment
Region	Assets	Total	Office	Multifamily	Retail	Replaced (1)	Cost (2)	Cost (3)	Replaced (4)	Payments (5)	Investment	per SF

Owned
DC
DC	6	1,024,400	312,100	703,300	9,000	—	$79,223	N/A	$—	$—	$79,223	$77.34
VA
National Landing	7	4,065,700	1,335,000	2,656,500	74,200	206,186 SF	158,480	N/A	96,867	—	255,347	62.81
Reston	4	2,193,200	544,800	1,462,400	186,000	15 units	67,092	N/A	2,997	—	70,089	31.96
Other VA	4	199,600	88,200	102,100	9,300	21,675 SF	1,495	N/A	3,591	2,553	7,639	38.27
	15	6,458,500	1,968,000	4,221,000	269,500	227,861 SF / 15 units	227,067	N/A	103,455	2,553	333,075	51.57
MD
Silver Spring	1	1,276,300	—	1,156,300	120,000	170 units	15,128	N/A	31,600	—	46,728	36.61
Greater Rockville	2	20,400	19,200	—	1,200	—	371	N/A	—	—	371	18.19
	3	1,296,700	19,200	1,156,300	121,200	170 units	15,499	N/A	31,600	—	47,099	36.32
Total / weighted average	24	8,779,600	2,299,300	6,080,600	399,700	227,861 SF / 185 units	$321,789	N/A	$135,055	$2,553	$459,397	$52.33

Optioned (6)
DC
DC	3	1,133,600	—	1,013,900	119,700	—	$9,022	$21,850	$—	$29,434	$60,306	$53.20
VA
Other VA	1	11,300	—	10,400	900	—	173	995	—	—	1,168	103.36
Total / weighted average	4	1,144,900	—	1,024,300	120,600	—	$9,195	$22,845	$—	$29,434	$61,474	$53.69

Held for Sale
VA
National Landing (7)	1	2,082,000	2,082,000	—	—	—	$75,493	N/A	$—	$—	$75,493	$36.26

Total / Weighted Average	29	12,006,500	4,381,300	7,104,900	520,300	227,861 SF / 185 units	$406,477	$22,845	$135,055	$31,987	$596,364	$49.67

Real Estate Venture in National Landing (8)
National Landing	1	75,800	275,800	(223,500)	23,500

Pro Forma Total	30	12,082,300	4,657,100	6,881,400	543,800

(1)	Represents management's estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped to access some of the estimated potential development density.
(2)	Historical cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of historical cost on page 51.
(3)	Represents management's estimate of remaining deposits, option payments, and option strike prices as of March 31, 2021.
(4)	Capitalized value of estimated commercial square feet / multifamily units to be replaced, which generated approximately $2.0 million of NOI for the three months ended March 31, 2021 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate.
(5)	Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. One owned parcel and one optioned parcel are leasehold interests with estimated annual stabilized ground rent payments totaling $1.6 million.
(6)	As of March 31, 2021, the weighted average remaining term for the optioned Future Development Pipeline assets is 3.9 years.
(7)	Represents the estimated potential development density that we have under contract for sale to Amazon pursuant to an executed purchase and sale agreement. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an estimated potential development density of approximately 2.1 million square feet, for approximately $149.9 million. The sale of Pen Place to Amazon is expected to close in 2021.
(8)	See footnote (4) on page 40.

DISPOSITION ACTIVITY	MARCH 31, 2021 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH share
Total Square Feet/
Estimated Potential
Development
	Ownership				Density	Gross Sales	Net Cash	Book Gain
Assets	Percentage	Asset Type	Location	Date Disposed	(Square Feet)	Price	Proceeds	(Loss)

Q1 2021
None						$—	$—	$—

Note: As of March 31, 2021, Pen Place was classified as held for sale in our condensed consolidated balance sheet. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an estimated potential development density of approximately 2.1 million square feet. We expect the sale of Pen Place to Amazon to close in 2021.

DEBT SUMMARY	MARCH 31, 2021 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH share	2021	2022	2023	2024	2025	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment)	$—	$—	$—	$—	$—	$—	$—
Term loans ($400 million commitment)	—	—	200,000	200,000	—	—	400,000
Total unsecured debt	—	—	200,000	200,000	—	—	400,000
Secured Debt:
Consolidated principal balance	—	107,500	170,221	130,139	555,829	637,946	1,601,635
Unconsolidated principal balance (1)	102,077	130,687	7,346	—	123,708	40,761	404,579
Total secured debt	102,077	238,187	177,567	130,139	679,537	678,707	2,006,214

Total Consolidated and Unconsolidated Principal Balance	$102,077	$238,187	$377,567	$330,139	$679,537	$678,707	$2,406,214

% of total debt maturing	4.2%	9.9%	15.7%	13.7%	28.2%	28.3%	100.0%
% floating rate (2)	100.0%	50.6%	1.9%	—	30.5%	82.5%	41.4%
% fixed rate (3)	—	49.4%	98.1%	100.0%	69.5%	17.5%	58.6%

Weighted Average Interest Rates
Variable rate	3.84%	1.73%	1.69%	—	1.72%	2.26%	2.24%
Fixed rate	—	3.58%	3.75%	3.07%	4.35%	4.24%	3.82%
Total Weighted Average Interest Rates	3.84%	2.65%	3.71%	3.07%	3.55%	2.61%	3.17%

	Credit Facility
	Revolving
	Credit	Tranche A‑1	Tranche A‑2	Total/Weighted
	Facility	Term Loan	Term Loan	Average
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000
Outstanding principal balance	$—	$200,000	$200,000	$400,000
Letters of credit	$1,466	$—	$—	$1,466
Undrawn capacity	$998,534	$—	$—	$998,534
Interest rate spread (4)	1.05%	1.20%	1.15%	1.18%
All-In interest rate (5)	1.16%	2.59%	2.49%	2.54%
Initial maturity date	Jan‑25	Jan‑23	Jul‑24	—

(1)	In April 2021, our unconsolidated real estate venture entered into a loan modification agreement, which extended the original maturity date from May 8, 2021 to May 9, 2023.
(2)	Floating rate debt includes floating rate loans with interest rate caps.
(3)	Fixed rate debt includes floating rate loans with interest rate swaps.
(4)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of March 31, 2021, we had interest rates swaps for the Tranche A-1 Term Loan and the Tranche A-2 Term Loan.

DEBT BY INSTRUMENT	MARCH 31, 2021 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Consolidated
Credit Facility - Tranche A‑1 Term Loan	100.0%	200,000	L + 1.20%	Swap	2.59%	01/18/23	01/18/23
2121 Crystal Drive	100.0%	131,535	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	38,686	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A‑2 Term Loan	100.0%	200,000	L + 1.15%	Swap	2.49%	07/18/24	07/18/24
2101 L Street	100.0%	130,139	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
Credit Facility - Revolving Credit Facility	100.0%	—	L + 1.05%	—	1.16%	01/07/25	01/07/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
1730 M Street	100.0%	47,500	L + 1.25%	Swap	3.92%	12/21/25	12/21/25
1900 Crystal Drive (3) (4)	—	—	L + 3.00%	—	3.25%	04/25/26	04/25/26
4747 Bethesda Avenue	100.0%	175,000	L + 1.35%	Cap	1.46%	02/20/27	02/20/27
RTC - West (4)	100.0%	117,300	L + 1.40%	—	1.65%	04/22/25	04/22/27
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
1221 Van Street	100.0%	87,253	L + 2.51%	Cap	2.62%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	L + 2.51%	Cap	2.62%	08/01/30	08/01/30
The Bartlett	100.0%	217,453	L + 2.51%	Cap	2.62%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,001,635
Premium / (discount) recognized as a result of the Formation Transaction		792
Deferred financing costs - mortgage loans (5)		(15,131)
Deferred financing costs - credit facility (5)		(8,088)
Total Consolidated Indebtedness		$1,979,208

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,591,883
Revolving credit facility		—
Deferred financing costs, net (included in other assets)		(10,826)
Unsecured term loan		398,151
Total Consolidated Indebtedness		$1,979,208

DEBT BY INSTRUMENT	MARCH 31, 2021 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Unconsolidated
L’Enfant Plaza Office - North, L’Enfant Plaza Office - East, L’Enfant Plaza Retail (6)	49.0%	$208,341	L + 3.65%	Cap	3.84%	05/08/21	05/08/22
Atlantic Plumbing	64.0%	100,000	L + 1.50%	—	1.61%	11/08/22	11/08/22
Stonebridge at Potomac Town Center (4)	10.0%	84,600	L + 3.50%	—	3.75%	12/10/22	12/10/22
Galvan	1.8%	89,500	L + 2.20%	—	2.31%	03/03/23	03/03/23
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	49,976	L + 2.00%	Cap	2.11%	08/29/22	08/29/24
500 L’Enfant Plaza	49.0%	79,899	L + 1.30%	Cap	1.41%	10/25/22	10/25/24
The Foundry	9.9%	58,000	L + 1.40%	Cap	1.51%	12/12/23	12/12/24
The Alaire	18.0%	46,865	L + 1.82%	Cap	1.93%	03/01/25	03/01/25
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
Fairway Apartments	10.0%	45,434	L + 1.50%	Swap	3.30%	07/01/22	07/01/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
The Terano	1.8%	34,000	L + 1.35%	Swap	4.45%	11/09/25	11/09/25
7900 Wisconsin Avenue	50.0%	81,521	4.82%	Fixed	4.82%	07/15/26	07/15/26
1900 N Street	55.0%	148,472	L + 1.70%	Cap	1.81%	04/30/25	04/30/27
Total Unconsolidated Principal Balance		1,197,421
Deferred financing costs		(6,766)
Total Unconsolidated Indebtedness		$1,190,655

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH share		$2,001,635
Unconsolidated principal balance at JBG SMITH share		404,579
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,406,214

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$1,979,208
Unconsolidated indebtedness at JBG SMITH Share		401,389
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,380,597

(1)	March 31, 2021 one-month LIBOR of 0.11% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(2)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(3)	In March 2021, we leased the land associated with 1900 Crystal Drive to a lessee which will construct the asset. In March 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $227.0 million. See footnote (3) on page 39 for additional information.
(4)	The base rate for this loan was 0.25% as of March 31, 2021.
(5)	As of March 31, 2021, net deferred financing costs related to an unfunded mortgage loan totaling $4.6 million and revolving credit facility totaling $6.2 million were included in "Other assets, net" in our condensed consolidated balance sheet.
(6)	The base rate for this loan is three-month LIBOR, which was 0.19% as of March 31, 2021. In April 2021, our unconsolidated real estate venture entered into a loan modification agreement, which increased the loan commitment to $219.2 million and extended the original maturity date to May 9, 2023. The loan will remain hedged after the modification.

CONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2021 (Unaudited)

Consolidated Real Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
MRP Realty
The Wren (1)	Multifamily	Washington, DC	U Street/Shaw	96.1%	332,682

Total Consolidated Real Estate Ventures					332,682

Note: Total square feet at 100% share.

(1)	Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded. As of March 31, 2021, JBG SMITH's ownership interest was 96.0%.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2021 (Unaudited)

Unconsolidated Real

Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L’Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	397,057
L’Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	298,666
500 L’Enfant Plaza	Commercial	Washington, DC	Southwest	49.0%	215,218
L’Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,291
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	145,003
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	102,791
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,293
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,673
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	196,921
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L’Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Lane	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
					3,753,413

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	503,613
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	225,622
The Gale Eckington	Multifamily	Washington, DC	Union Market / NoMa / H Street	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
Stonebridge at Potomac Town Center - Land	Future Development	Woodbridge, VA	Prince William County	10.0%	22,900
					2,361,428

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2021 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Canadian Pension Plan Investment Board
1900 N Street	Commercial	Washington, DC	CBD	55.0%	269,035
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	208,860
					477,895

Bresler / Brookfield
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	265,800
51 N Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	142,200
					585,500
Prudential Global Investment Management
Central Place Tower	Commercial	Arlington, VA	Rosslyn	50.0%	552,007

Berkshire Group
7900 Wisconsin Avenue	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	359,025

Total Unconsolidated Real Estate Ventures					8,751,868

Note: Total square feet at 100% share.

DEFINITIONS	MARCH 31, 2021

Definitions

"Annualized rent" is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of March 31, 2021, multiplied by 12, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of March 31, 2021, multiplied by 12. Annualized rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy. The in-place monthly base rent does not take into consideration temporary rent relief arrangements.

"Annualized rent per square foot" is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

"Development Pipeline" refers to the Near-Term Development and Future Development Pipelines.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by NAREIT. NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 15.

"Estimated incremental investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of March 31, 2021, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated potential development density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2021. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that estimated potential development density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	MARCH 31, 2021

"Estimated total investment" means, with respect to the development of an asset, the sum of the historical cost in such asset and the estimated incremental investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated total project cost" is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction. Actual total project cost may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

FAD represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 16-17.

"Future Development Pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within the next three years where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land.

DEFINITIONS	MARCH 31, 2021

"GAAP" means accounting principles generally accepted in the United States.

"Historical cost" is a non-GAAP measure which includes the total historical cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of March 31, 2021.

"In-service" refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2021.

"JBG SMITH share" refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures.

"Metro-served" means locations, submarkets or assets that are within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station.

"Monthly rent per unit" represents multifamily rent for the month ended March 31, 2021 divided by occupied units; retail rent is excluded from this metric.

"Near-term Development Pipeline" refers to select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

Net Operating Income ("NOI"), "Annualized NOI", "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended March 31, 2021 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of March 31, 2021. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.

DEFINITIONS	MARCH 31, 2021

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction and Near-Term Development Pipeline assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the projected NOI yield set forth in this Investor Package will be achieved.

Projected NOI yield means our estimated stabilized NOI reported as a percentage of (i) estimated total project costs, (ii) estimated total investment and (iii) estimated incremental investment. Actual initial full year stabilized NOI yield may vary from the projected NOI yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the projected NOI yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including estimated stabilized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of projected NOI yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-same store" refers to all operating assets excluded from the same store pool.

"Percent leased" is based on leases signed as of March 31, 2021, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent pre-leased" is based on leases signed as of March 31, 2021, and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage.

"Percent occupied" is based on occupied rentable square feet/units as of March 31, 2021, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted G&A expenses", a non-GAAP financial measure, represents G&A expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the G&A expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our G&A expenses as compared to similar real estate companies and in general.

"Recently delivered" refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended March 31, 2021.

"Same store" refers to the pool of assets that were In-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

"Second-generation lease" is a lease on space that had been vacant for less than nine months.

"Signed but not yet commenced lease" means leases that, as of March 31, 2021, have been executed but for which rent has not commenced.

DEFINITIONS	MARCH 31, 2021

"Square feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management's estimate of approximate rentable square feet, (iii) for Under-Construction assets, management's estimate of approximate rentable square feet based on current design plans as of March 31, 2021, and (iv) for Near-Term and Future Development Pipeline assets, management's estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of March 31, 2021.

"Transaction and other costs" include fees and expenses incurred for the relocation of our corporate headquarters, demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.

"Under-construction" refers to assets that were under construction during the three months ended March 31, 2021.

APPENDIX – TRANSACTION AND OTHER COSTS	MARCH 31, 2021

	Three Months Ended
dollars in thousands	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020

Transaction and Other Costs
Demolition costs (1)	$1,008	$503	$179	$—	$—
Integration and severance costs	240	628	406	1,351	1,309
Completed, potential and pursued transaction expenses (2)	2,442	13	260	21	—
Other (3)	—	—	—	—	4,000
Total	$3,690	$1,144	$845	$1,372	$5,309

(1)	For Q1 2021 related to 2000 South Bell Street and 2001 South Bell Street. For Q4 2020 and Q3 2020 related to 223 23rd Street and 2250 Crystal Drive.
(2)	For Q1 2021, includes $1.1 million of costs incurred in connection with the 1900 Crystal Drive transaction attributable to noncontrolling interests.
(3)	Represents charitable commitments to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington, DC metropolitan area.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Are Appendix – EBITDAAre and Adjusted EBITDA

	Three Months Ended
dollars in thousands	Q1 2021		Q4 2020		Q3 2020		Q2 2020		Q1 2020

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(24,069)		$(50,168)		$(25,005)		$(40,263)		$48,175
Depreciation and amortization expense	64,726		64,170		56,481		52,616		48,489
Interest expense (1)	16,296		17,661		16,885		15,770		12,005
Income tax expense (benefit)	4,315		(544)		(488)		(888)		(2,345)
Unconsolidated real estate ventures allocated share of above adjustments	10,164		10,072		9,987		10,692		10,837
EBITDA attributable to noncontrolling interests	1,071		(2)		(4)		(6)		3
EBITDA	$72,503		$41,189		$57,856		$37,921		$117,164
Gain on sale of real estate	—		—		—		—		(59,477)
(Gain) loss on sale from unconsolidated real estate ventures	—		(826)		—		2,952		—
Real estate impairment loss (2)	—		7,805		—		—		—
Impairment of investment in unconsolidated real estate venture (3)	—		—		—		6,522		—
EBITDAre	$72,503		$48,168		$57,856		$47,395		$57,687
Transaction and other costs (4)	2,582		1,144		845		1,372		5,309
Impairment loss (2)	—		2,427		—		—		—
Loss on extinguishment of debt	—		29		—		—		33
Share-based compensation related to Formation Transaction and special equity awards	4,945		6,246		7,133		8,858		9,441
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(330)		(152)		(436)		(245)		374
Unconsolidated real estate ventures allocated share of above adjustments	31		90		—		747		718

Adjusted EBITDA	$79,731		$57,952		$65,398		$58,127		$73,562

Net Debt to Annualized Adjusted EBITDA (5)	6.8	x	9.2	x	7.7	x	8.1	x	6.2	x

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)	$1,979,208	$1,985,061	$2,081,456	$2,202,667	$1,784,353
Unconsolidated indebtedness (6)	401,389	395,550	393,398	411,599	339,227
Total consolidated and unconsolidated indebtedness	2,380,597	2,380,611	2,474,854	2,614,266	2,123,580
Less: cash and cash equivalents	223,142	241,066	465,532	724,246	306,988
Net Debt (at JBG SMITH Share)	$2,157,455	$2,139,545	$2,009,322	$1,890,020	$1,816,592

Note: All EBITDA measures as shown above are attributable to OP Units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	During Q4 2020, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(3)	During Q2 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero, and we suspended equity loss recognition for the venture after Q2 2020. In Q3 2020, we transferred our interest in this venture to our former venture partner.
(4)	See page 54 for the components of transaction and other costs.
(5)	Adjusted EBITDA is annualized by multiplying by four calculated using the Net Debt below.
(6)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Appendix – FFO, Core FFO and FAD

	Three Months Ended
in thousands, except per share data	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(20,731)	$(45,655)	$(22,793)	$(36,780)	$42,925
Net income (loss) attributable to redeemable noncontrolling interests	(2,230)	(4,513)	(2,212)	(3,483)	5,250
Net loss attributable to noncontrolling interests	(1,108)	—	—	—	—
Net income (loss)	(24,069)	(50,168)	(25,005)	(40,263)	48,175
Gain on sale of real estate	—	—	—	—	(59,477)
(Gain) loss on sale from unconsolidated real estate ventures	—	(826)	—	2,952	—
Real estate depreciation and amortization	62,500	61,865	54,004	49,924	45,662
Real estate impairment loss (1)	—	7,805	—	—	—
Impairment of investment in unconsolidated real estate venture (2)	—	—	—	6,522	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,311	7,219	7,350	7,498	6,882
FFO attributable to noncontrolling interests	1,071	(2)	(4)	(6)	3
FFO Attributable to OP Units	$46,813	$25,893	$36,345	$26,627	$41,245
FFO attributable to redeemable noncontrolling interests	(4,485)	(2,810)	(3,945)	(2,911)	(4,497)
FFO attributable to common shareholders	$42,328	$23,083	$32,400	$23,716	$36,748

FFO attributable to OP Units	$46,813	$25,893	$36,345	$26,627	$41,245
Transaction and other costs, net of tax (3)	2,552	1,071	798	1,212	5,166
Impairment loss (1)	—	2,427	—	—	—
(Gain) loss from mark-to-market on derivative instruments	(133)	11	203	17	(47)
Loss on extinguishment of debt	—	29	—	—	33
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(330)	(152)	(436)	(245)	374
Share-based compensation related to Formation Transaction and special equity awards	4,945	6,246	7,133	8,858	9,441
Amortization of management contracts intangible, net of tax	1,072	1,073	1,072	1,073	1,143
Unconsolidated real estate ventures allocated share of above adjustments	(10)	36	(55)	727	1,176
Core FFO Attributable to OP Units	$54,909	$36,634	$45,060	$38,269	$58,531
Core FFO attributable to redeemable noncontrolling interests	(5,260)	(3,976)	(4,891)	(4,184)	(6,382)
Core FFO attributable to common shareholders	$49,649	$32,658	$40,169	$34,085	$52,149
FFO per diluted common share	$0.32	$0.17	$0.24	$0.18	$0.27
Core FFO per diluted common share	$0.38	$0.25	$0.30	$0.26	$0.39
Weighted average shares - diluted (FFO and Core FFO)	131,542	132,628	133,880	133,613	135,429

See footnotes on page 57.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2021 (Unaudited)

in thousands, except per share data	Three Months Ended
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020

FAD
Core FFO attributable to OP Units	$54,909	$36,634	$45,060	$38,269	$58,531
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (4)	(10,431)	(15,284)	(11,395)	(12,889)	(9,805)
Straight-line and other rent adjustments (5)	(4,765)	15,433	(4,935)	(1,418)	(3,545)
Third-party lease liability assumption payments	(678)	(836)	(784)	(780)	(1,460)
Share-based compensation expense	8,070	6,496	7,642	11,757	7,730
Amortization of debt issuance costs	1,105	1,059	829	673	622
Unconsolidated real estate ventures allocated share of above adjustments	(1,326)	1,265	(1,687)	(695)	(1,498)
Non-real estate depreciation and amortization	750	829	1,002	1,215	1,254
FAD available to OP Units (A)	$47,634	$45,596	$35,732	$36,132	$51,829
Distributions to common shareholders and unitholders (B)	$35,435	$33,362	$33,743	$33,970	$34,011
FAD Payout Ratio (B÷A) (6)	74.4%	73.2%	94.4%	94.0%	65.6%

Capital Expenditures
Maintenance and recurring capital expenditures	$3,926	$6,325	$3,096	$6,541	$2,558
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	47	186	327	360	149
Second-generation tenant improvements and leasing commissions	6,064	8,773	6,779	5,613	6,943
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	394	—	1,193	375	155
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	10,431	15,284	11,395	12,889	9,805
Non-recurring capital expenditures	2,836	6,380	4,840	6,240	6,187
Share of non-recurring capital expenditures from unconsolidated real estate ventures	51	160	54	238	102
First-generation tenant improvements and leasing commissions	835	8,910	4,033	11,853	11,847
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	1,192	747	674	217	770
Non-recurring capital expenditures	4,914	16,197	9,601	18,548	18,906
Total JBG SMITH Share of Capital Expenditures	$15,345	$31,481	$20,996	$31,437	$28,711

(1)	During Q4 2020, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(2)	During Q2 2020, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and we recorded an impairment loss of $6.5 million, which reduced the net book value of our investment to zero, and we suspended equity loss recognition for the venture after Q2 2020. In Q3 2020, we transferred our interest in this venture to our former venture partner.
(3)	See page 54 for the components of transaction and other costs.
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(5)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(6)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2021 (Unaudited)

Appendix – NOI Reconciliations

in thousands	Three Months Ended
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Net income (loss) attributable to common shareholders	$(20,731)	$(45,655)	$(22,793)	$(36,780)	$42,925
Add:
Depreciation and amortization expense	64,726	64,170	56,481	52,616	48,489
General and administrative expense:
Corporate and other	12,475	9,156	11,086	13,216	13,176
Third-party real estate services	28,936	28,569	28,207	29,239	28,814
Share-based compensation related to Formation Transaction and special equity awards	4,945	6,246	7,133	8,858	9,441
Transaction and other costs	3,690	1,144	845	1,372	5,309
Interest expense	16,296	17,661	16,885	15,770	12,005
Loss on extinguishment of debt	—	29	—	—	33
Impairment loss	—	10,232	—	—	—
Income tax expense (benefit)	4,315	(544)	(488)	(888)	(2,345)
Net income (loss) attributable to redeemable noncontrolling interests	(2,230)	(4,513)	(2,212)	(3,483)	5,250
Net loss attributable to noncontrolling interests	(1,108)	—	—	—	—
Less:
Third-party real estate services, including reimbursements revenue	38,107	30,069	26,987	27,167	29,716
Other income	2,186	9,934	2,292	1,516	1,630
Loss from unconsolidated real estate ventures, net	(943)	(3,194)	(965)	(13,485)	(2,692)
Interest and other income (loss), net	9	(1,646)	—	114	907
Gain on sale of real estate	—	—	—	—	59,477

Consolidated NOI	71,955	51,332	66,830	64,608	74,059
NOI attributable to unconsolidated real estate ventures at our share	7,512	7,521	7,130	7,495	8,588
Non-cash rent adjustments (1)	(4,765)	15,433	(4,934)	(1,419)	(3,545)
Other adjustments (2)	4,738	(3,284)	2,881	3,516	2,834
Total adjustments	7,485	19,670	5,077	9,592	7,877
NOI	$79,440	$71,002	$71,907	$74,200	$81,936
Less: out-of-service NOI loss (3)	(1,361)	(801)	(442)	(1,475)	(1,427)
Operating portfolio NOI	$80,801	$71,803	$72,349	$75,675	$83,363

Note: NOI, non-same store NOI and same store NOI are presented as originally reported in the respective quarter.

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets and Near-Term and Future Development Pipelines.

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